Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212639

STRATEGIC STORAGE TRUST IV, INC.

SUPPLEMENT NO. 8 DATED FEBRUARY 23, 2018

TO THE PROSPECTUS DATED MARCH 17, 2017

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust IV, Inc. dated March 17, 2017. This document amends and supersedes all prior supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;

•	our ability to sell to investors in the State of Washington after meeting the $10 million minimum;

•	our ability to sell to investors in the Commonwealth of Pennsylvania after meeting the $50 million minimum;

•	updates to our risk factors;

•	an update regarding the resignation of one of our independent directors and the appointment of Alexander S. Vellandi as an independent director to our board of directors;

•	a change in title regarding one of our executive officers;

•	information regarding our share redemption program;

•	information regarding related party fees and expenses;

•	the addition of the “Our Self Storage Properties” section of the prospectus which includes, but is not limited to, disclosures regarding two properties we acquired in Texas and Florida and the potential acquisition of four other self storage properties;

•	an update to our sponsor’s investment allocation policy;

•	an update regarding our property management;

•	an update regarding the use of the “SmartStop® Self Storage” brand;

•	disclosure regarding the purchase of key-person life insurance;

•	an update to the “Prior Performance Summary” section of our prospectus;

•	an update regarding the stockholder servicing fee to be paid with respect to our Class T common stock;

•	an update to the “Plan of Distribution” section of our prospectus;

•	revised disclosure regarding Class T Shares and Class W Shares under the “Questions and Answers about this Offering” section of our prospectus;

•	disclosure of our first quarter 2018 distribution declaration;

•	disclosure of our fourth quarter 2017 distribution declaration;

•	our distribution declaration history;

•	selected financial data;

•	removal of the “Plan of Operation” section of our prospectus and inclusion of Management’s Discussion and Analysis of Financial Condition and Results of Operations to include information for the three and nine months ended September 30, 2017;

•	our unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2017;

•	a revised subscription agreement; and

•	updated Prior Performance Tables.

Status of Our Offering

On January 25, 2017, we sold $7.5 million in Class A shares, or approximately 360,577 Class A shares, to an institutional account investor pursuant to a private offering transaction. On March 17, 2017, our public offering was declared effective. As of February 16, 2018, in connection with our public offering, we have received gross offering proceeds of approximately $45.5 million, consisting of approximately $28.9 million from the sale of approximately 1.2 million Class A shares, approximately $13.5 million from the sale of approximately 556,000 Class T shares, and approximately $3.1 million from the sale of approximately 138,000 Class W shares. As of February 16, 2018, approximately $1.0 billion in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Special Notice to Washington Investors

The State of Washington established a minimum offering amount of $10 million for investors residing in its jurisdiction to participate in our public offering. As of June 30, 2017, we had raised more than $10 million in offering proceeds and as a result, we can now sell to investors who reside in the State of Washington. Accordingly, the “Special Notice to Washington Investors” sub-section under the “Subscription Procedures” sub-section of the “Plan of Distribution” section of the prospectus is hereby deleted.

Special Notice to Pennsylvania Investors

The Commonwealth of Pennsylvania established a minimum offering amount of $50 million for investors residing in its jurisdiction to participate in our public offering. As of February 5, 2018, we had raised more than $50 million in offering proceeds and, as a result, we can now sell to investors who reside in Pennsylvania. Accordingly, the “Special Notice to Pennsylvania Investors” sub-section under the “Subscription Procedures” sub-section of the “Plan of Distribution” section of the prospectus is hereby deleted.

Updates to our Risk Factors

The second risk factor on the cover page of our prospectus is hereby replaced with the following:

•	We have paid distributions from sources other than our cash flows from operations, including from the net proceeds of our offering and the private offering transaction. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. From commencement of paying cash distributions in February 2017, the payment of distributions has been funded from the private offering transaction and our offering. Until we generate cash flows sufficient to pay distributions to you, we may pay distributions from the net proceeds of this offering or from borrowings in anticipation of future cash flows.

The fourth risk factor under the “Summary Risk Factors” sub-section under the “Prospectus Summary” section of our prospectus is hereby replaced with the following:

•	We have paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced. From commencement of paying cash distributions in February 2017, the payment of distributions has been funded from the private offering transaction and our offering.

The following should be added as a new risk factor under “Risks Related to this Offering and an Investment in Strategic Storage Trust IV, Inc.”

We have incurred a net loss to date, have an accumulated deficit and our operations may not be profitable in 2017.

We incurred a net loss attributable to stockholders of approximately $660,000 for the nine months ended September 30, 2017. Our accumulated deficit was approximately $660,000 as of September 30, 2017. Given that we are still early in our fundraising and acquisition stage, our operations may not be profitable in 2017.

The risk factor under “Risks Related to this Offering and an Investment in Strategic Storage Trust IV, Inc.” titled, “We may pay distributions from sources other than cash flow from operations, which may include borrowings or the net proceeds of this offering (which may constitute a return of capital); therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced” is hereby deleted and replaced with the following:

We have paid, and may continue to pay, distributions from sources other than cash flow from operations which may include borrowings or the net proceeds of our offering (which may constitute a return of capital); therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities, or sell assets in order to fund the distributions or make the distributions out of net proceeds from our offering (which may constitute a return of capital). It is likely that we will be required to use return of capital to fund distributions in at least the first few years of operation. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. From commencement of paying cash distributions in February 2017, the payment of cash distributions has been paid from proceeds from the private offering transaction and our offering. If we continue to pay distributions from sources other than cash flow from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

The risk factor under “Risks Related to the Self Storage Industry” titled, “We will depend on on-site personnel to maximize customer satisfaction at each of our facilities, and any difficulties our property manager or sub-property manager encounters in hiring, training, and retaining skilled field personnel may adversely affect our rental revenues.” is hereby deleted and replaced with the following:

We depend on the on-site personnel to maximize customer satisfaction at each of our facilities and any difficulties our Property Manager encounters in hiring, training and retaining skilled field personnel may adversely affect our rental revenues.

The customer service, marketing skills, knowledge of local market demand and competitive dynamics of our facility managers will be contributing factors to our ability to maximize our rental income and to achieve the highest sustainable rent levels at each of our facilities. If our Property Manager is unable to successfully recruit, train and retain qualified field personnel, our rental revenues may be adversely affected, which could impair our ability to make distributions to our stockholders.

Update to Our Independent Directors

On June 26, 2017, Stephen G. Muzzy, an independent director, member and chairman of our audit committee and member of our nominating and corporate governance committee of our board of directors, resigned from such positions. Mr. Muzzy’s decision to resign from our board of directors did not involve any disagreement with us, our management or the board of directors. Mr. Muzzy remains an independent director of Strategic Storage Growth Trust, Inc.

On June 26, 2017, in accordance with our bylaws and charter, the remaining independent director of our board of directors appointed Alexander S. Vellandi as an independent director to fill the vacancy created by Mr. Muzzy’s resignation, to serve in accordance with our bylaws for the remainder of the full term of the directorship and until his successor is duly elected and qualified. On June 26, 2017, Mr. Vellandi was also appointed to serve as a member and chairman of our audit committee and as a member of our nominating and corporate governance committee.

As a result, in all places where Mr. Muzzy is named in our prospectus, his name is hereby replaced with the name of Mr. Vellandi. In addition, Mr. Muzzy’s biographical information contained under the “Executive Officers and Directors” sub-section under the “Management” section of our prospectus is hereby deleted and the following biographical information for Mr. Vellandi is hereby added:

Alexander S. Vellandi. Mr. Vellandi is one of our independent directors and is the chairman of our audit committee and a member of our nominating and corporate governance committee of our board of directors. He has over 18 years of experience in commercial real estate and finance. Mr. Vellandi is currently General Counsel of Money360, Inc., a commercial real estate marketplace lender, responsible for all legal aspects of its corporate and business operations, a position he has held since March 2016. Since 2002, he has also owned a residential real estate brokerage firm, Orange County Property Company. Prior to Money360, Inc., Mr. Vellandi was in-house legal counsel to Sabal Financial Group, LP from November 2011 through March 2016. Mr. Vellandi was a sole practitioner from 2004 to 2011 and was Associate General Counsel of Triple Net Properties, LLC from 2003 to 2004. He has also served as an attorney with two law firms in California, Allen, Matkins, Leck, Gamble & Mallory LLP from 2000 to 2002, which is a California-based law firm specializing in real estate, litigation, labor, tax and business law, and Sheppard, Mullin, Richter & Hampton LLP from 1998 to 2000, which is a global 100 firm handling corporate and technology matters, litigation and financial transactions. In private practice, he has represented large corporations, developers, landlords, tenants, real property purchasers, borrowers and secured lenders on a wide range of real estate related transactions in various states. Mr. Vellandi graduated with his Bachelor of Arts from the University of California at Irvine and his Juris Doctorate from UCLA School of Law. Prior to entering law school, he served as an appointee of former California Governor Pete Wilson from 1995 through 1996. He is a member of the State Bar of California, is a licensed real estate broker and serves in a leadership capacity for various charities and professional organizations.

We believe that Mr. Vellandi’s extensive business background in commercial real estate and banking supports his appointment to our board of directors.

Change in Title Regarding One of Our Executive Officers

On December 19, 2017, our board of directors appointed Ken Morrison to serve as our Chief Operations Officer. Mr. Morrison was also appointed the Chief Operations Officer of two additional entities affiliated with our sponsor, Strategic Storage Trust II, Inc. (“SST II”) and Strategic Storage Growth Trust, Inc. (“SSGT”), both public non-traded REITs. Mr. Morrison served as our Senior Vice President – Property Management from June 2016 until December 2017.

Share Redemption Program Information

For the nine months ended September 30, 2017, we did not receive any requests for redemptions.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the nine months ended September 30, 2017, as well as any related amounts payable as of September 30, 2017. There were no related party costs incurred or paid by us for the period from June 1, 2016 (date of inception) through December 31, 2016:

	Nine Months Ended September 30, 2017
	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$182,502	$153,340	$29,162
Asset management fees	23,394	19,250	4,144
Property management fees(1)	17,385	16,120	1,265
Acquisition expenses	94,378	74,353	20,025
Additional Paid-in Capital
Selling commissions	1,271,629	1,271,629	—
Dealer Manager fees	465,255	442,562	22,693
Stockholder Servicing Fees and Dealer Manager Servicing Fees(2)	240,240	2,547	237,693
Offering costs	1,386,947	1,358,100	28,847

Total	$3,681,730	$3,337,901	$343,829

(1)	During the nine months ended September 30, 2017, property management fees included approximately $16,000 of fees paid to the sub-property manager of our Jensen Beach Property.
(2)	We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in our primary offering.

Addition of the “Our Self Storage Properties” Section of the Prospectus

Immediately after the “Estimated Use of Proceeds” section on pages 57–59 of our prospectus, a new section titled “Our Self Storage Properties” is hereby added as follows:

OUR SELF STORAGE PROPERTIES

Our Properties

As of December 31, 2017, we owned the following two self storage facilities:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Texas City – TX	3730 Emmett F Lowry Expressway	$7,960,000	2010	67,000	480
Jensen Beach – FL	1105 Northeast Industrial Blvd.	$4,950,000	1979	60,000	600

TOTAL		$12,910,000		127,000	1,080

We acquired the Texas City, Texas property (the “Texas City Property”) from an unaffiliated third party for a purchase price of approximately $8 million, plus closing and acquisition costs. We funded the acquisition of the Texas City Property by utilizing net proceeds from our public offering.

We acquired the Jensen Beach, Florida property (the “Jensen Beach Property”) from an unaffiliated third party for a purchase price of approximately $4.95 million, plus closing and acquisition costs. We funded the acquisition of the Jensen Beach Property by utilizing the proceeds from the private offering transaction.

The weighted average capitalization rate for the two operating self storage facilities we owned as of December 31, 2017 was approximately 5.6%. The weighted average capitalization rate is calculated as the estimated first year annual net operating income at the respective property divided by the property purchase price, exclusive of offering costs, closing costs and fees paid to our advisor. Estimated first year net operating income on our real estate investments is total estimated revenues generally derived from the terms of in-place leases, less property operating expenses generally based on the operating history of the property. In instances where management determines that historical amounts will not be representative of first year revenues or property operating expenses, management uses its best faith estimate of such amounts based on anticipated property operations. Estimated first year net operating income excludes interest expense, asset management fees, depreciation and amortization and our company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Potential Acquisitions

Throughout the term of this offering, we may enter into purchase agreements for the purchase of various properties. Pursuant to the various purchase agreements, we would likely be obligated to purchase such properties only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire properties generally based upon:

•	our ability to raise sufficient net proceeds from our public offering and/or obtain debt financing;

•	satisfactory completion of due diligence on the properties and the sellers of the properties;

•	if applicable, the completion of construction of the self storage facility and the issuance of a certificate of occupancy for such property;

•	approval by our board of directors to purchase the properties;

•	satisfaction of the conditions to the acquisitions in accordance with the various purchase agreements;

•	if applicable, satisfaction of requirements relating to assumption of any loans; and

•	no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

There can be no assurance that we will complete the acquisition of any additional properties. In some circumstances, if we fail to complete a potential acquisition, we may forfeit our earnest money on such property. Due to the considerable conditions to the consummation of the acquisition of properties, we cannot make any assurances that the closing of any properties is probable.

Potential Acquisition of Property in Las Vegas, Nevada

On February 1, 2018, one of our subsidiaries entered into a purchase and sale agreement with an unaffiliated third party (the “Las Vegas Agreement”) for the acquisition of a self storage facility located in Las Vegas, Nevada (the “Las Vegas Property”).

The Las Vegas Property is a self storage facility that contains approximately 56,130 net rentable square feet of storage space, approximately 640 rental units, and one RV/boat space. The purchase price for the Las Vegas Property is approximately $9.15 million, plus closing and acquisition costs. We expect the acquisition of the Las Vegas Property to close in the second quarter of 2018. We expect to fund such acquisition with a combination of net proceeds from our public offering and a credit facility or other debt financing.

Pursuant to the Las Vegas Purchase Agreement, we will be obligated to purchase the Las Vegas Property only after satisfactory completion of agreed upon closing conditions.

There can be no assurance that we will complete the acquisition of the Las Vegas Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $175,000 in earnest money on the Las Vegas Property.

Other properties may be identified in the future that we may acquire prior to or instead of the Las Vegas Property. Due to the considerable conditions to the consummation of the acquisition of the Las Vegas Property, we cannot make any assurances that the closing of the Las Vegas Property is probable.

Potential Acquisition of Property in Surprise, Arizona

As previously disclosed, on November 7, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Surprise Purchase Agreement”) for the acquisition of a self storage facility located in Surprise, Arizona (the “Surprise Property”).

The Surprise Property will be a newly constructed self storage facility that is expected to contain approximately 630 units and 72,000 net rentable square feet. The purchase price for the Surprise Property is approximately $7.5 million, plus closing and acquisition costs. The acquisition of the Surprise Property will occur once a certificate of occupancy is issued which we expect to occur in the fourth quarter of 2018. We expect to fund such acquisition with a combination of net proceeds from our public offering, and a credit facility or other debt financing.

Pursuant to the Surprise Purchase Agreement, we will be obligated to purchase the Surprise Property only after satisfactory completion of agreed upon closing conditions.

There can be no assurance that we will complete the acquisition of the Surprise Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $300,000 in earnest money on the Surprise Property.

Other properties may be identified in the future that we may acquire prior to or instead of the Surprise Property. Due to the considerable conditions to the consummation of the acquisition of the Surprise Property, we cannot make any assurances that the closing of the Surprise Property is probable.

Potential Acquisition of Property in Riverside, California

On January 30, 2018, one of our subsidiaries entered into a purchase and sale agreement with an unaffiliated third party (the “Riverside Purchase Agreement”) for the acquisition of a self storage facility located in Riverside, California (the “Riverside Property”).

The Riverside Property is a self storage facility that contains approximately 57,600 net rentable square feet of storage space, approximately 460 rental units, and 10 RV/boat spaces. The purchase price for the Riverside Property is approximately $6.85 million, plus closing and acquisition costs. We expect the acquisition of the Riverside Property to close in the second quarter of 2018. We expect to fund such acquisition with a combination of net proceeds from our public offering and a credit facility or other debt financing.

Pursuant to the Riverside Purchase Agreement, we will be obligated to purchase the Riverside Property only after satisfactory completion of agreed upon closing conditions.

There can be no assurance that we will complete the acquisition of the Riverside Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $200,000 in earnest money on the Riverside Property.

Other properties may be identified in the future that we may acquire prior to or instead of the Riverside Property. Due to the considerable conditions to the consummation of the acquisition of the Riverside Property, we cannot make any assurances that the closing of the Riverside Property is probable.

Potential Acquisition of Property in San Gabriel, California

On January 4, 2018, one of our subsidiaries entered into a purchase and sale agreement with an unaffiliated third party (the “San Gabriel Purchase Agreement”) for the acquisition of a self storage facility to be located in San Gabriel, California (the “San Gabriel Property”).

The San Gabriel Property will be a newly constructed self storage facility that is expected to contain approximately 68,250 net rentable square feet of storage space and approximately 708 rental units. The purchase price for the San Gabriel Property is approximately $13.5 million, plus closing and acquisition costs. We expect the acquisition of the San Gabriel Property to close in the third quarter of 2019 after construction is complete on the self storage facility and at or about the time a certificate of occupancy has been issued for the San Gabriel Property. We expect to fund such acquisition with a combination of net proceeds from our public offering and a credit facility or other debt financing.

Pursuant to the San Gabriel Purchase Agreement, we will be obligated to purchase the San Gabriel Property only after satisfactory completion of agreed upon closing conditions.

There can be no assurance that we will complete the acquisition of the San Gabriel Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $400,000 in earnest money on the San Gabriel Property.

Other properties may be identified in the future that we may acquire prior to or instead of the San Gabriel Property. Due to the considerable conditions to the consummation of the acquisition of the San Gabriel Property, we cannot make any assurances that the closing of the San Gabriel Property is probable.

Terminated Purchase and Sale Agreement

As previously disclosed, on August 18, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Palm Beach Gardens Purchase Agreement”) for the acquisition of a self storage facility located in Palm Beach Gardens, Florida (the “Palm Beach Gardens Property”).

Under the original terms of the Palm Beach Gardens Purchase Agreement, the Approval Period (as defined therein) would have expired on October 30, 2017, and unless our subsidiary provided the seller of the Palm Beach Gardens Property with a notice to consummate the transaction prior to the expiration of the Approval Period, the Palm Beach Gardens Purchase Agreement would have automatically terminated at such time.

On October 27, 2017, the parties to the Palm Beach Gardens Purchase Agreement entered into a First Amendment to the Palm Beach Gardens Purchase Agreement that extended the Approval Period to December 14, 2017; and on November 30, 2017, the parties to the Palm Beach Gardens Purchase Agreement entered into a Second Amendment to the Palm Beach Gardens Purchase Agreement that extended the Approval Period to January 31, 2018. The parties did not agree to any further extension of the Approval Period. Accordingly, on January 31, 2018, the Palm Beach Gardens Purchase Agreement terminated according to its terms and our initial deposit was returned in full.

An Update to Our Sponsor’s Investment Allocation Policy

The fourth and fifth bullet points in the “Certain Conflict Resolution Procedures” sub-section in the “Conflicts of Interest” section of the prospectus are hereby deleted and replaced with the following:

•	In the event that an investment opportunity becomes available, our sponsor will allocate such investment opportunity to us, SST II and SSGT, based on the following factors:

•	the investment objectives of each program;

•	the amount of funds available to each program;

•	the financial and investment characteristics of each program, including investment size, potential leverage, transaction structure and anticipated cash flows;

•	the strategic location of the investment in relationship to existing properties owned by each program;

•	the effect of the investment on the diversification of each program’s investments; and

•	the impact of the financial metrics of the investment, such as revenue per square foot, on each program.

•	If, after consideration and analysis of these factors, the investment opportunity is suitable for us, SST II and SSGT, then:

•	SST II will have priority for larger portfolios of stabilized properties with an aggregate purchase price in excess of $150 million;

•	SSGT will have priority for growth properties until SSGT has aggregate assets (based on contract purchase price) of $250 million or more;

•	we will have priority for all stabilized properties and portfolios with aggregate purchase prices less than $150 million and growth properties once SSGT has aggregate assets (based on contract purchase price) of $250 million.

In the event all acquisition allocation factors have been exhausted and an investment opportunity remains suitable for two or more of us, SST II and SSGT, then our sponsor will offer the investment opportunity to the program that has had the longest period of time elapse since it was offered an investment opportunity. It will be the duty of our board of directors, including the independent directors, to ensure that this method is applied fairly to us.

An Updated Regarding Our Property Management

Our property manager terminated the sub-property management agreement with Extra Space Storage, Inc. (“Extra Space”) for the management of our Jensen Beach, Florida property effective as of October 1, 2017. As of October 1, 2017, our property manager now manages our property directly. Our property-owning subsidiary and our property manager entered into an amendment to our existing property management agreement in connection therewith. The amendment to the property management agreement provides that our property manager will receive a monthly fee for its services in connection with managing our property, generally equal to the greater of $3,000 or 6% of the gross revenues from the property plus reimbursement of the property manager’s costs of managing the property. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our property. In the event that our property manager assists with the development or redevelopment of our property, we pay a separate market-based fee for such services. In addition, our property manager is entitled to a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000. We anticipate entering into a similar property management agreement for each of the properties we acquire in the future.

“SmartStop® Self Storage” Brand

On August 18, 2017, our sponsor entered into an agreement with a subsidiary of Extra Space to acquire the “SmartStop® Self Storage” brand. The “SmartStop® Self Storage” brand had been purchased by the subsidiary of Extra Space in connection with the merger of SmartStop Self Storage, Inc. (“SmartStop Self Storage”), an affiliate of our sponsor, with Extra Space on October 1, 2015. Prior to the merger, all self storage properties owned by SmartStop Self Storage, Strategic Storage Trust II, Inc. and Strategic Storage Growth Trust, Inc. utilized the “SmartStop® Self Storage” brand. We began using the “SmartStop® Self Storage” brand at our property effective October 1, 2017. We anticipate using the “SmartStop® Self Storage” brand at future properties we acquire.

Purchase of Key-Person Life Insurance

On April 4, 2017, we entered into a corporate-owned life insurance policy for H. Michael Schwartz, our Chairman of the board of directors and Chief Executive Officer and the chief executive officer of our sponsor (the “Key-Person Life Insurance Policy”). Owing to Mr. Schwartz’s various leadership positions, the death of Mr. Schwartz could cause a disruption and loss of confidence among our investors and broker-dealers, which could negatively impact our fundraising and could lead to loss of our value, potential legal actions, potential lender concerns, and replacement costs to find a qualified replacement. The Key-Person Life Insurance Policy will provide a $10 million death benefit to us in the event of Mr. Schwartz’s death, subject to the terms and conditions contained in the policy forms for the Key-Person Life Insurance Policy. The Key-Person Life Insurance Policy is with a highly rated life insurance carrier, John Hancock, and requires annual premiums of approximately $570,000 over seven years, at which time the premiums will be fully paid. We will earn interest on the Key-Person Life Insurance Policy premiums and in the event we elect to surrender the Key-Person Life Insurance Policy, we will receive a return of the premiums plus interest.

Updated Prior Performance Summary

The information contained in the “Prior Performance Summary” section of our prospectus is hereby deleted and replaced with the following:

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of certain real estate programs sponsored or co-sponsored by affiliates of SmartStop Asset Management. You should not assume that you will experience returns, if any, comparable to those experienced by investors in the prior real estate programs described herein.

The information in this section and in the Prior Performance Tables included in this supplement as Appendix C show relevant summary information regarding certain programs sponsored or co-sponsored by affiliates of SmartStop Asset Management. As described below, affiliates of SmartStop Asset Management have sponsored or co-sponsored public non-traded REIT offerings and private offerings of real estate programs that in some cases have investment objectives, including particular investment types, that are considerably similar to ours. In addition to sponsoring our public offering, SmartStop Asset Management is currently sponsoring SST II (focused on stabilized properties) and SSGT (focused on growth properties), which are public non-traded REITs that have closed their primary offerings to new investors; however, they expect to continue selling shares of common stock pursuant to their distribution reinvestment plans. Some programs remaining in operation may acquire additional properties in the future. Our sponsor in the future may sponsor other private and public offerings of real estate programs. To the extent that such future offerings or programs remaining in operation and share the same or similar investment objectives or acquire properties in the same or nearby markets, such programs may be in competition with the investments made by us. See the “Conflicts of Interest” section of our prospectus for additional information. Programs that list substantially the same investment objectives as we do in their prospectus or private offering memorandum are considered to have investment objectives similar to ours, regardless of the particular emphasis that a program places on each objective.

The information in this summary represents the historical experience of certain programs sponsored or co-sponsored by affiliates of SmartStop Asset Management. Unless otherwise noted, the information presented herein is as of December 31, 2016.

The Prior Performance Tables set forth information as of the dates indicated regarding the prior programs described therein that invested in self storage properties, which we deem to have similar investment objectives to us, as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior real estate programs (Table III); (4) results of completed programs (Table IV); and (5) sale or disposals of properties by prior real estate programs (Table V). The purpose of this prior performance information is to enable you to evaluate accurately the experience of our sponsor and its affiliates with like programs.

The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Public Programs

Strategic Capital Holdings, LLC, or SCH, sponsored one prior public program, SmartStop Self Storage, Inc., or SmartStop Self Storage, formerly known as Strategic Storage Trust, Inc., or SSTI, a public, non-traded REIT focused on investments in self storage properties. SmartStop Self Storage raised approximately $541 million of gross offering proceeds from approximately 16,200 investors as of the close of its follow-on public offering. We believe this program had investment objectives similar to this offering.

SmartStop Asset Management is the sponsor of SST II and SSGT, public non-traded REITs focused on investments in self storage properties. We believe these programs have investment objectives that are similar to this offering. See Tables I and II of the Prior Performance Tables for more detailed information about offerings sponsored by SmartStop Asset Management and its affiliates which have closed during the previous three years ended January 31, 2017.

SmartStop Self Storage

On March 17, 2008, SmartStop Self Storage began its initial public offering of common stock (“Initial Offering”). On May 22, 2008, SmartStop Self Storage satisfied the minimum offering requirements of the Initial Offering and commenced formal operations. On September 16, 2011, the Initial Offering was terminated, having raised gross proceeds of approximately $289 million. On September 22, 2011, SmartStop Self Storage commenced its follow-on public offering of stock (“Follow-on Offering”). On April 2, 2012, SmartStop Self Storage announced that its board had approved an estimated value per share of SmartStop Self Storage’s common stock of $10.79 based on the estimated value of SmartStop Self Storage’s assets less the estimated value of SmartStop Self Storage’s liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011. Effective June 1, 2012, SmartStop Self Storage raised its offering price for shares sold in the Follow-on Offering from $10.00 per share to $10.79 per share. On September 22, 2013, the Follow-on Offering was terminated, having raised gross proceeds of approximately $251 million. On September 5, 2014, SmartStop Self Storage announced that its board of directors had approved an estimated value per share of SmartStop Self Storage’s common stock of $10.81 based on the estimated value of SmartStop Self Storage’s assets less the estimated value of SmartStop Self Storage’s liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2014. In addition to the Initial Offering and the Follow-on Offering, in September 2009, SmartStop Self Storage also issued approximately 6.2 million shares in connection with the mergers of Self Storage REIT, Inc. and Self Storage REIT II, Inc. described below (the “Mergers”).

Through September 30, 2015, with a combination of debt and offering proceeds from the Initial Offering and Follow-on Offering, SmartStop Self Storage invested approximately $614 million in 111 properties in 17 states and Canada consisting of approximately 68,900 units and 8.8 million rentable square feet. Based on the amount invested in these properties, approximately 97% was spent on used (existing) self storage properties and 3% was spent on construction or redevelopment of self storage properties. As a percentage of the aggregate purchase price, the allocation of financing proceeds for these 111 properties was 58% debt proceeds and 42% equity. In addition, SmartStop Self Storage acquired 11 properties in connection with the Mergers. Those properties consist of approximately 8,500 units and 1.4 million rentable square feet and are more specifically described below under “Private Programs”. On October 1, 2015, SmartStop Self Storage and Extra Space closed on a merger transaction in which SmartStop Self Storage was acquired by Extra Space for $13.75 per share in cash, representing an enterprise value of approximately $1.4 billion.

Below is a summary of relevant information of the properties purchased with proceeds from SmartStop Self Storage’s Initial Offering and Follow-on Offering:

State	No. of Properties		Units	Sq. Ft. (net)(1)	% of Total Rentable Sq. Ft.	% of Aggregate Purchase Price
Alabama(2)	2		1,135	161,900	1.8%	2.0%
Arizona	4		1,975	243,900	2.8%	1.5%
California(2)	7		5,140	581,900	6.6%	11.5%
Florida	9		6,170	668,500	7.6%	9.0%
Georgia	22		12,990	1,708,900	19.4%	17.7%
Illinois (3)	4		2,455	394,000	4.5%	2.2%
Kentucky	5		2,870	415,700	4.7%	3.2%
Mississippi	3		1,495	224,300	2.6%	2.2%
Nevada	6		4,015	551,100	6.3%	5.0%
New Jersey	6		4,660	445,400	5.1%	8.7%
New York	1		700	82,800	0.9%	0.8%
North Carolina	3		1,560	207,600	2.4%	1.5%
Ontario, Canada(4)	4		3,695	411,600	4.7%	4.9%
Pennsylvania	4		2,210	285,700	3.2%	1.8%
South Carolina	12		6,765	931,800	10.6%	10.3%
Tennessee	3		1,840	254,600	2.9%	4.5%
Texas	11		5,960	875,100	10.0%	8.6%
Virginia	5		3,280	343,900	3.9%	4.6%

Total	111	(5)	68,915	8,788,700	100%	100%

(1)	Includes all rentable square feet consisting of storage spaces, parking and commercial office units.
(2)	Does not include properties in which SmartStop Self Storage owned a minority interest, including the interests owned in the San Francisco Self Storage DST property, Montgomery County Self Storage, DST properties and the Hawthorne property.
(3)	Includes approximately 85,000 rentable square feet of industrial warehouse/office space at the Chicago – Ogden Ave. property.
(4)	All of these Canadian properties are located within the greater Toronto metropolitan area.
(5)	Excludes the 11 properties acquired in connection with the Mergers consisting of approximately 8,500 units and 1.4 million rentable square feet and properties acquired during 2014 with proceeds from sources other than the Initial Offering and Follow-on Offering.

See Table III of the Prior Performance Tables for more detailed information as to the operating results of SmartStop Self Storage. See also Table IV of the Prior Performance Tables for more detailed information on the completed program results for SmartStop Self Storage.

The percentage of this public program with investment objectives similar to ours is 100.0%. These properties had an aggregate of approximately 8.8 million square feet of rentable space.

Strategic Storage Trust II

In addition to sponsoring our public offering, SmartStop Asset Management is currently sponsoring SST II, another non-traded REIT that was registered to sell up to $1.095 billion of its shares in a public offering. On January 10, 2014, SST II’s public offering was declared effective. On May 23, 2014, SST II reached its minimum offering amount of $1.5 million in sales of shares and SST II commenced operations. On January 9, 2017, SST II closed its primary offering to new investors. SST II sold approximately $493 million in Class A shares and approximately $73 million in Class T shares pursuant to its public offering.

As of March 31, 2017, SST II owned the following self storage facilities:

Property	Units	Sq. Ft. (net)	% of Total Rentable Sq. Ft.	Physical Occupancy %(1)
Morrisville – NC	320	36,900	0.6%	88.6%
Cary – NC	310	62,100	1.0%	84.3%
Raleigh – NC	440	60,600	1.0%	93.9%
Myrtle Beach I – SC	760	100,100	1.7%	92.2%
Myrtle Beach II – SC	660	94,500	1.6%	94.1%
La Verne – CA	520	49,800	0.8%	94.0%
Chico – CA	360	38,800	0.6%	95.7%
Riverside – CA	570	61,000	1.0%	95.6%
Fairfield – CA	440	41,000	0.7%	94.4%
Littleton – CO	400	45,800	0.8%	88.0%
Crestwood – IL	460	49,300	0.8%	92.1%
Forestville – MD	530	55,200	0.9%	93.3%
Upland – CA	610	56,500	0.9%	97.8%
Lancaster – CA	700	64,700	1.1%	96.4%
Santa Rosa – CA	1,150	116,400	1.9%	91.9%
Vallejo – CA	510	54,400	0.9%	89.5%
Federal Heights – CO	450	40,600	0.7%	88.8%
Santa Ana – CA	840	84,500	1.4%	93.5%
La Habra – CA	420	51,400	0.9%	93.5%
Monterey Park – CA	390	31,200	0.5%	95.4%
Huntington Beach – CA	610	61,000	1.0%	95.4%
Lompoc – CA	430	46,500	0.8%	92.9%
Aurora – CO	890	87,400	1.4%	79.2%
Everett – WA	490	48,100	0.8%	95.6%
Whittier – CA	510	58,600	1.0%	95.9%
Bloomingdale – IL	570	58,200	1.0%	94.2%
Warren I – MI	500	63,100	1.0%	95.5%
Warren II – MI	490	52,100	0.9%	92.1%
Troy – MI	730	82,200	1.4%	96.5%
Sterling Heights – MI	460	63,600	1.1%	95.1%
Beverly – NJ	460	51,000	0.8%	93.5%
Foley – AL	1,080	159,000	2.6%	92.6%
Tampa – FL	510	50,100	0.8%	91.6%
Boynton Beach – FL	940	74,800	1.2%	89.2%
Lancaster II – CA	600	86,200	1.4%	97.8%
Burlington – Ontario – CAN	900	79,700	1.3%	90.2%
Milton – Ontario – CAN	850	70,100	1.2%	87.7%
Oakville I – Ontario – CAN	820	82,400	1.4%	58.0	%(2)
Oakville II – Ontario – CAN	820	92,700	1.5%	88.8%
Burlington II – Ontario – CAN	460	54,800	0.9%	92.2%
Xenia – OH	470	57,800	1.0%	88.6%

Property	Units	Sq. Ft. (net)	% of Total Rentable Sq. Ft.	Physical Occupancy %(1)
Sidney – OH	410	54,400	0.9%	94.0%
Troy – OH	490	59,200	1.0%	92.2%
Greenville – OH	390	46,700	0.8%	90.9%
Washington Court House – OH	450	54,200	0.9%	98.5%
Richmond – IN	640	64,700	1.1%	96.2%
Connersville – IN	360	47,400	0.8%	97.5%
Port St. Lucie – FL	530	59,000	1.0%	92.8%
Sacramento – CA	530	62,200	1.0%	94.5%
Concord – CA	1,340	157,400	2.6%	95.1%
Oakland – CA	600	67,200	1.1%	92.0%
Pompano Beach – FL	870	115,600	1.9%	92.9%
Lake Worth – FL	830	126,800	2.1%	92.9%
Jupiter – FL	820	93,600	1.6%	94.7%
Royal Palm Beach – FL	850	111,000	1.8%	94.1%
Port St. Lucie II – FL	720	108,000	1.8%	93.8%
Wellington – FL	730	86,700	1.4%	96.7%
Doral – FL	1,030	106,000	1.8%	92.6%
Plantation – FL	910	89,800	1.5%	94.4%
Naples – FL	800	80,800	1.3%	95.6%
Delray Beach – FL	900	135,700	2.3%	93.9%
Baltimore – MD	1,080	117,700	2.0%	89.0%
Sonoma – CA	340	44,600	0.8%	92.5%
Las Vegas I – NV	770	106,800	1.8%	92.9%
Las Vegas II – NV	810	101,400	1.7%	93.5%
Las Vegas III – NV	640	82,200	1.4%	94.0%
Asheville I – NC	590	95,600	1.6%	92.1%
Asheville II – NC	330	43,400	0.7%	96.6%
Hendersonville I – NC	350	39,400	0.7%	97.5%
Asheville III – NC	420	55,400	0.9%	94.2%
Arden – NC	570	75,100	1.2%	94.0%
Asheville IV – NC	480	58,300	1.0%	89.9%
Asheville V – NC	450	98,100	1.6%	95.6%
Asheville VI – NC	380	45,500	0.8%	95.0%
Asheville VII – NC	210	26,700	0.4%	86.5%
Asheville VIII – NC	380	54,000	0.9%	96.1%
Hendersonville II – NC	490	71,000	1.2%	89.8%
Aurora II – CO	400	53,400	0.9%	96.1%
Dufferin – Toronto – CAN	1,070	122,700	2.0%	92.0%
Mavis – Toronto – CAN	800	99,900	1.7%	90.2%
Brewster – Toronto – CAN	770	90,600	1.5%	91.1%
Granite – Toronto – CAN	760	80,700	1.3%	70.0%
Centennial – Toronto – CAN	610	66,500	1.1%	19.7	%(3)

Totals	51,330	6,029,600	100%	91.4%

(1)	Represents the occupied square feet divided by total rentable square feet as of March 31, 2017.
(2)	The Oakville I property opened in March 2016 with occupancy at 0%. The Oakville I property’s occupancy has increased to approximately 58% as of March 31, 2017.
(3)	The Centennial property was acquired on February 1, 2017 with occupancy at 11%. The Centennial property’s occupancy has increased to approximately 20% as of March 31, 2017.

See Table III of the Prior Performance Tables for more detailed information as to the operating results of SST II.

Strategic Storage Growth Trust

In addition to sponsoring our public offering, SmartStop Asset Management is currently sponsoring SSGT, another non-traded REIT that was registered to sell up to $1.095 billion of its shares in a public offering. On June 17, 2013, SSGT commenced a private offering of up to $109.5 million in shares of SSGT’s common stock to accredited investors only pursuant to a confidential private placement memorandum. On May 23, 2014, SSGT reached the minimum offering amount of $1.0 million in sales of Class A shares in its private offering and SSGT commenced operations. On January 16, 2015, SSGT terminated the private offering of which SSGT raised a total of $7.8 million. On January 20, 2015, SSGT’s public offering was declared effective. On March 31, 2017, SSGT closed its primary offering to new investors. Investors who submitted subscriptions in accordance with SSGT’s close down procedures and were accepted by SSGT were admitted as stockholders effective as of March 31, 2017. SSGT sold approximately $193 million in Class A shares and approximately $79 million in Class T shares pursuant to its public offering.

As of March 31, 2017, SSGT owned the following self storage facilities:

Property	Units	Sq. Ft. (net)		% of Total Rentable Sq. Ft.	Physical Occupancy %(1)
Ft. Pierce – FL	770	88,400		7.1%	96.0%
Las Vegas I – NV	1,210	171,100		13.7%	92.1%
Las Vegas II – NV	1,040	89,000		7.1%	93.7%
Colorado Springs – CO	680	61,800		4.9%	81.6%
Riverside – CA	610	60,100		4.8%	97.4%
Stockton – CA	560	49,100		3.9%	98.0%
Azusa – CA	660	64,400		5.1%	95.3%
Romeoville – IL	680	66,700		5.3%	87.3%
Elgin – IL	410	49,600		4.0%	93.0%
San Antonio I – TX	490	76,700		6.1%	93.8%
Kingwood – TX	470	60,100		4.8%	91.7%
Aurora – CO	440	59,500		4.8%	84.3%
San Antonio II – TX	440	83,400	(2)	6.7%	88.0%
Baseline – AZ	840	94,000		7.5%	N/A (2)
Stoney Creek – TOR – CAN(3)	780	81,600		N/A (3)	N/A (3)
Torbarrie – TOR – CAN	900	85,000		N/A (3)	N/A (3)
Asheville – NC	650	72,000		N/A (3)	N/A (3)
Elk Grove Village – IL	800	82,000		6.6%	N/A (2)
Garden Grove – CA	960	95,000		7.6%	N/A (2)

Totals	13,390	1,489,500		100%	91.8%

(1)	Represents the occupied square feet divided by total rentable square feet as of March 31, 2017.
(2)	The Baseline property was acquired on May 26, 2016 with occupancy at 0%. The Baseline property’s occupancy has increased to approximately 68% as of March 31, 2017. The Elk Grove Village property was acquired on January 13, 2017 with occupancy at approximately 32%. The Elk Grove Village property’s occupancy has increased to approximately 41% as of March 31, 2017. The Garden Grove property was acquired on March 16, 2017 with occupancy at approximately 9%. The Garden Grove property’s occupancy has increased to 14% as of March 31, 2017. The Baseline property, Elk Grove property and Garden Grove property were excluded from the physical occupancy statistics above.
(3)	The Stoney Creek property, Torbarrie property and Asheville property are self storage properties that are under construction and the numbers are approximate.

See Table III of the Prior Performance Tables for more detailed information as to the operating results of SSGT.

In certain instances, affiliates of SmartStop Asset Management have agreed to make certain accommodations that benefit the owners of these public programs, such as the deferral of payment or waiver of both asset and property management fees and related reimbursable expenses otherwise payable to affiliates of SmartStop Asset Management. Although certain prior programs sponsored by affiliates of SmartStop Asset Management have been adversely affected by the cyclical nature of the real estate market and general risks associated with investments in real estate, at this time, we are not aware of any adverse business developments relative to this program that would be material to investors.

No assurance can be made that our program or other programs sponsored by affiliates of our advisor will ultimately be successful in meeting their investment objectives.

Private Programs

The prior privately-offered programs (the “Private Programs”) sponsored or co-sponsored by affiliates of SmartStop Asset Management include 11 single-asset real estate TIC offerings, two privately-offered REITs, four multi-asset Delaware Statutory Trust (“DST”) offerings, one single-asset DST offering and one single asset real estate limited liability company. Limited partnership units were privately offered in conjunction with four of the aforementioned TIC offerings and limited liability company units were privately offered in conjunction with five of the aforementioned TIC offerings. The entities in which these investors acquired units acquired an undivided TIC interest in the property that was the subject of such offering and in which other investors acquired direct TIC interests. Investors in these 19 Private Programs raised approximately $321 million of gross offering proceeds from approximately 1,730 investors.

With a combination of debt and offering proceeds, these Private Programs invested approximately $764 million (including acquisition and development costs) in 43 properties located in 14 states. Based on the aggregate amount of acquisition and development costs, approximately 96% was spent on existing or used properties and approximately 4% was spent on construction or redevelopment properties. Over the course of these Private Programs, 39 properties have been sold, which includes 29 properties that were sold or merged into SmartStop. Based on the aggregate amount of acquisition and development costs, the assets in these programs can be categorized as indicated in the chart below:

The following table shows a breakdown by percentage of the aggregate amount of the acquisition and development costs of the properties purchased by the Private Programs:

Type of Property	New	Used	Construction
Office	—	100.0%	—
Self Storage	—	100.0%	—
Industrial	—	73.5%	26.5%
Retail	—	100.0%	—

As a percentage of the aggregate amount of acquisition and development costs, the diversification of these 43 properties by geographic area is as follows:

As a percentage of the aggregate amount of acquisition and development costs, the allocation of financing proceeds for these 43 properties is 36% equity and 64% debt proceeds.

See Tables IV and V of the Prior Performance Tables for detailed results of the sale or disposal of properties by the self storage Private Programs with similar investment objectives within the most recent three years.

In total, the properties within all Private Programs had an aggregate of approximately 5.6 million square feet of gross leasable space. Of this, the percentage of all self storage properties with investment objectives similar to ours is approximately 54.5%. There have been no acquisitions of properties by such Private Programs during the previous three years.

The investments of the above mentioned Private Programs include the experience of the sponsor and its affiliates during the previous 10 years.

The investments of the above mentioned Private Programs have all occurred during the previous 10 years. There were no other investments made by these programs prior to this 10 year period and affiliates of SmartStop Asset Management did not sponsor or co-sponsor any programs prior to this 10 year period.

Certain properties have experienced, and may in the future experience, decreases in net income when economic conditions decline. CB Richard Ellis Investors/U.S. Advisor, LLC, along with SCH, co-sponsored the offering of USA 615 North 48th ST, LLC, which together with other TIC interest holders, acquired an approximately 574,000 square foot single-tenant industrial property. The program experienced an involuntary bankruptcy of its single tenant, Le*Nature’s, Inc., as a result of financial fraud by its senior executives perpetrated on financial institutions and auditors, which in turn resulted in the lender commencing foreclosure proceedings and ultimately prison terms for many of the key company executives. The bankruptcy trustee approved the petition of Le*Nature’s to terminate the lease with the TIC owners, resulting in a default on the first lien loan on the property and a receiver for the property was appointed in April 2007. Distributions to the investors were suspended indefinitely as of November 2006. The lien holder of the machinery within the facility was required to make the property lease payments, if the tenant was unable to do so, as long as the equipment remained in the facility. The owner of the equipment committed to making the lease payments through October 2007.

In December 2006, the co-sponsors began to market the property for lease. Through that process, the investors were presented with a 16-year lease opportunity. As a result of the TIC structure, unanimous approval by all investors was required in order to proceed to lease execution. All but three of the TIC investors approved the terms of the lease thus preventing a lease execution. In June 2008, an affiliate of CB Richard Ellis Investors (CBREI) purchased the investors’ interest in this property at 60% of their original investment plus the right to receive a share in any future proceeds generated from a subsequent sale of the property to a third party over and above the CBREI affiliate’s original cost of purchase, holding costs and selling expenses. The CBREI affiliate also assumed the senior secured loan and entered into a forbearance agreement with the lender that terminated the foreclosure proceedings.

Subsequent to the sale, the CBREI affiliate immediately re-engaged the original proposed tenant in lease negotiations and ultimately secured a lease in January 2009.

CB Richard Ellis Investors/U.S. Advisor, LLC, along with SCH, co-sponsored the offering of USA Sunset Media, LLC, which together with other TIC interest holders, acquired an approximately 320,905 square foot multi-tenant Class A office and retail building located in Hollywood, California (the “Sunset Media Tower”). At the expiration of its lease in April 2009, HOB Entertainment, Inc., the owner and operator of House of Blues clubs and a 17.03% tenant of the building, decided not to renew its lease. The TIC investors (the “Sunset Media Plaintiffs”) in the Sunset Media Tower filed a lawsuit in the Northern District of California against various entities and individuals including, among others, SCH, CBREI, H. Michael Schwartz, Paula Mathews and an individual associated with CBREI (the “Sunset Media Defendants”). The Sunset Media Defendants denied all claims made against them. SCH had no involvement in the management or operations of this property since the end of 2008 when CBREI assumed full responsibility for the management of the property. In April 2012, the litigation was settled and the lawsuit was dismissed.

In February 2006, SCH sponsored the offering by USA Hawaii Self Storage, LLC of TIC interests in a 931-unit self storage facility located in Honolulu, Hawaii (the “Hawaii Property”). At the time of the acquisition, SCH believed the market for self storage facilities in Honolulu to be well under-supplied. In 2007 and 2008, however, there was a surge in development of self storage properties in this market, which added another 1.7 million square feet of self storage space, before the City of Honolulu placed a moratorium on any further development of self storage facilities. The combination of this surge in supply and the global economic crisis resulted in higher vacancy rates and increased tenant receivables for properties in this market, which, in turn, created the need for facility owners to increase concessions for customers. The net result was decreased revenues for many self storage facilities in the market, including the Hawaii Property.

The TIC owners leased the Hawaii Property, pursuant to a master lease, to an affiliate of SCH. Due to the negative developments discussed above, SCH contributed approximately $600,000 to the master tenant affiliate for operating expense shortfalls and the property managers deferred an additional $550,000 in payroll and management fees over the last six years. Stated rent payments (i.e., distributions to investors) under the master lease were suspended indefinitely as of March 2009. Investors were asked to fund capital calls and chose not to do so. The mortgage loan on the property went into default and a receiver was appointed to manage the property in May 2012. The property was eventually sold pursuant to foreclosure proceedings in August 2014.

In January 2012, certain of the TIC owners filed a demand for arbitration in Chicago, Illinois and a lawsuit in Honolulu, Hawaii against SCH, U.S. Advisor, LLC, U.S. Select Securities, LLC, Mr. Schwartz, Watson & Taylor Management (the initial property manager) and certain other defendants. The TIC owners alleged various causes of action, including breach of contract, negligence and intentional misrepresentations. After conducting non-binding mediations during 2013 and 2014, the parties settled the action in March 2014. Under the terms of the settlement, the plaintiffs dismissed the action and released the respondents from all claims in exchange for a settlement payment funded by SCH’s insurer within the insurance policy limits.

In November 2007, SCH sponsored the offering by Fontaine Business Park, LLC of TIC interests in a multi-tenant office park located in Columbia, South Carolina. In July 2011, the lender substantially increased the required monthly reserve payments to levels SCH believed were unreasonable. While a portion of the increased reserves were paid to the lender, SCH did not apply operating revenue from the property to fund the balance of the increases because it contends that the reserves then held by the lender were more than adequate. The lender, however, declared the loan in default for failure to pay the full amount of the increased reserves and instituted foreclosure proceedings against the TIC investors in November 2012. SCH, on behalf of one TIC owner that is an affiliate of SCH, and the other TIC investors have filed an answer denying that an event of default has occurred and alleging counter-claims against the lender for breach of contract and breach of fiduciary duties. On June 3, 2013, the court ordered the appointment of a receiver to operate the property during the pendency of the litigation. In the same order, the court also acknowledged that the foreclosure action will not proceed until the TIC investors’ claims of lender misconduct are finally adjudicated. The court ruled against the TIC investors’ demand for a jury trial and this decision was affirmed on appeal. The lender and the TIC owners agreed to terminate the litigation with mutual releases of all claims and the lender foreclosed on the property on December 5, 2016.

In July 2006, SCH sponsored the offering by USA 5500 S. Quebec St, LLC of TIC interests in CoBank Center, an office building located in Greenwood Village, Colorado, a suburb of Denver. The mortgage loan was not repaid on its maturity in November 2013. CoBank, the single largest tenant in the building, has indicated that it will not renew its lease in 2016 and, as a result, the property could not be refinanced prior to the maturity of the loan. The lender has instituted foreclosure proceedings and the foreclosure sale was originally scheduled for early May 2014. In April 2014, the TIC owners entered into an agreement to sell the property to a third party, and the lender delayed the foreclosure to permit the sale to take place. The proposed buyer, however, decided not to proceed with the sale and the property was sold pursuant to the foreclosure in August 2014.

In August 2006, SCH sponsored the offering by USA Medical Towers, LP of TIC interests in a ground leasehold interest in Medical Towers, an office and retail building in Houston, Texas. Approximately 82% of the building was leased to one tenant that vacated the premises in August 2013 when its lease expired. As a result, the property was unable to service the mortgage loan and it went into default. In December 2014, a third party developer purchased the mortgage note. Certain of the TIC investors sold their TIC interests while the remaining TIC investors contributed their TIC interests to the developer in exchange for equity interests in the developer’s affiliated entities that will redevelop the property as a hotel. The transaction was structured primarily to defer the taxes that would have been payable by the TIC investors had the property been sold in foreclosure. In October 2015, several of the TIC investors filed a lawsuit in the Orange County California Superior Court against SCH and two entities affiliated with SCH alleging several causes of action related to the offering of the TIC interests. The defendants filed a demurrer to the complaint. The parties were unable to reach a settlement after conducting non-binding mediation. The trial was held on April 3, 2017 and on April 5, 2017, the judge determined that the private placement memorandum provided full disclosure to the plaintiffs and rendered his verdict in favor of the defendants. The plaintiffs have filed an appeal of the judge’s decision.

As a result of the limited ability to raise new capital from these investors and the then current economic crisis, distributions have been either reduced or temporarily ceased on several of these Private Programs as a precautionary measure to preserve cash. Since 11 of SCH’s programs are TIC offerings made primarily to investors exchanging properties in a tax-deferred manner pursuant to Section 1031 of the Code, it is impractical for these investors to make additional capital contributions to fund tenant improvements or other required capital expenditures. In addition, restrictions imposed on DST offerings pursuant to IRS Revenue Ruling 2004-86 prohibit additional capital contributions from the investors in those programs.

In certain instances, the sponsor of these programs, and its affiliates, have agreed to make certain accommodations to benefit the owners of these properties, such as the deferral of asset management fees otherwise payable to the sponsor or its affiliates. See Prior Performance Table III (Annual Operating Results of Prior Real Estate Programs) in Appendix C for further information regarding certain of these Private Programs with similar investment objectives. Our business may be affected by similar conditions. Although certain Private Programs sponsored or co-sponsored by SCH have been adversely affected by the cyclical nature of the real estate market and general risks associated with investments in real estate, at this time, we are not aware of any other adverse business developments other than those described above relative to the prior programs that would be material to investors.

No assurance can be made that our program or other programs sponsored by affiliates of our advisor will ultimately be successful in meeting their investment objectives. Below is a summary of the six Private Programs previously sponsored by SCH that we believe are most similar to this offering (i.e. self storage programs consisting of two or more assets). As of January 31, 2017, all of such programs have completed operations with the exception of Montgomery County Self Storage, DST.

Any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by SmartStop Self Storage, Inc., Strategic Storage Trust II, Inc. and Strategic Storage Growth Trust, Inc. within the last 24 months at either www.strategicreit.com or www.sec.gov. For a reasonable fee, we will provide copies of any exhibits to such Form 10-K.

Self Storage REIT, Inc.

Self Storage REIT, Inc. (now known as Self Storage REIT, LLC) (REIT I) was a privately-offered REIT organized to invest primarily in self storage properties. REIT I completed its offering in March 2007 and raised approximately $29.8 million of gross offering proceeds. With a combination of approximately 57% debt and 43% offering proceeds, REIT I invested approximately $57 million (including acquisition and development costs) in nine properties and a single-asset Delaware Statutory Trust as of December 31, 2008. SmartStop Self Storage acquired REIT I on September 24, 2009 in exchange for 1.05 shares of SmartStop Self Storage common stock for each 1.0 share of REIT I common stock (equivalent to $10.50 per share of REIT I common stock). REIT I owned six self storage properties located in four states (Florida, South Carolina, Tennessee and Texas), consisting of an aggregate of approximately 5,355 units and 869,900 rentable square feet, as well as an ownership interest in an industrial property in Hawthorne, California leased to a single tenant, an approximately 10% ownership interest in USA SF Self Storage, DST, a Delaware Statutory Trust owning a self storage property located in San Francisco, California with 1,123 units and 76,200 rentable square feet, and ownership interests in two additional self storage facilities located in California and Maryland, consisting of an aggregate of approximately 1,800 units and 338,600 rentable square feet. Pursuant to the merger of SmartStop Self Storage with Extra Space on October 1, 2015, the REIT I properties are now owned by Extra Space.

Self Storage REIT II, Inc.

Self Storage REIT II, Inc. (now known as Self Storage REIT II, LLC) (REIT II) was a privately-offered real estate investment trust organized to invest primarily in self storage properties. REIT II completed its offering in December 2008 and raised approximately $26.2 million of gross offering proceeds. With a combination of approximately 61% debt and 39% offering proceeds, REIT II invested approximately $45 million (including acquisition and development costs) in five properties and an interest in three multi-property Delaware Statutory Trusts as of December 31, 2008. SmartStop Self Storage acquired REIT II on September 24, 2009 in exchange for 1.0 shares of SmartStop Self Storage common stock for each 1.0 share of REIT II common stock (equivalent to $10.00 per share of REIT II common stock). REIT II owned four self storage properties located in three states (Alabama, Nevada and Texas), consisting of an aggregate of approximately 1,845 units and 228,800 rentable square feet, as well as: an ownership interest in an additional self storage property located in California, consisting of approximately 1,300 units and 267,700 square feet; a beneficial interest in Self Storage I DST, a Delaware Statutory Trust owning 10 self storage properties in three states, as described in more detail below; a beneficial interest in Southwest Colonial, DST, a Delaware Statutory Trust owning five self storage properties in Texas, as described in more detail below; and a beneficial interest in Montgomery County Self Storage, DST, a Delaware Statutory Trust owning two self storage properties in Alabama with 1,542 units and 155,713 rentable square feet as described in more detail below. Pursuant to the merger of SmartStop Self Storage with Extra Space on October 1, 2015, the REIT II properties are now owned by Extra Space.

Self Storage I, DST

USA Self Storage I, DST (Self Storage I DST) was a DST organized to invest in certain self storage properties. Self Storage I DST completed its offering in October 2005 and received approximately $13.3 million of gross offering proceeds. With a combination of approximately 68% debt and 32% offering proceeds, Self Storage I DST invested approximately $36 million in 10 properties located in three states (Georgia, North Carolina and Texas), consisting of an aggregate of approximately 5,425 units and 800,400 rentable square feet. SmartStop Self Storage acquired a 3.05% beneficial interest in Self Storage I DST on September 24, 2009 upon the acquisition of REIT II and an additional 16.703% beneficial interest in Self Storage I DST between May 20, 2010 and November 30, 2010. On February 1, 2011 and February 15, 2011, SmartStop Self Storage acquired the remaining interests in Self Storage I DST, bringing its total ownership to 100%. Consideration provided for the purchase consisted of approximately $10.2 million in cash along with the issuance of approximately 70,000 limited partnership units in SmartStop OP and the assumption of an approximately $23.3 million bank loan. Pursuant to the merger of SmartStop Self Storage with Extra Space on October 1, 2015, the Self Storage I DST properties are now owned by Extra Space.

Montgomery County Self Storage, DST

Montgomery County Self Storage, DST was organized to invest in two self storage properties. It completed its offering in January 2008 and received approximately $6.875 million of gross offering proceeds. With a combination of approximately 60% debt and 40% offering proceeds, Montgomery County Self Storage, DST invested approximately $14.8 million in two properties located in Alabama consisting of an aggregate of approximately 1,535 units and 155,100 rentable square feet. SmartStop Self Storage acquired a 1.49% beneficial interest in Montgomery County Self Storage, DST on September 24, 2009 upon the acquisition of REIT II. In connection with the merger of SmartStop Self Storage with Extra Space on October 1, 2015, Strategic 1031, LLC acquired such 1.49% beneficial interest in the Montgomery County Self Storage, DST properties. In July 2017, the two properties were sold to an unaffiliated buyer for a purchase price of $21,755,000.

Southwest Colonial, DST

Southwest Colonial, DST is a DST organized to invest in certain self storage properties. Southwest Colonial, DST completed its offering in June 2008 and received $11 million of gross offering proceeds. With a combination of approximately 64% debt and 36% offering proceeds, Southwest Colonial, DST invested approximately $28 million in five properties. These five self storage properties are located in Texas and consist of an aggregate of approximately 2,806 units and 392,228 rentable square feet. SmartStop Self Storage acquired a 0.28% beneficial interest in Southwest Colonial, DST on September 24, 2009 upon the acquisition of REIT II. During the fourth quarter of 2013, SmartStop Self Storage acquired the remaining beneficial interests in Southwest Colonial, DST for consideration consisting of approximately $9.0 million in cash, along with the issuance of approximately 151,300 limited partnership units in SmartStop OP and the assumption of an approximately $16.7 million bank loan held by Southwest Colonial, DST. As such, SmartStop Self Storage acquired 100% of the interests in Southwest Colonial, DST. Pursuant to the merger of SmartStop Self Storage with Extra Space on October 1, 2015, the Southwest Colonial, DST properties are now owned by Extra Space.

Madison County Self Storage, DST

Madison County Self Storage, DST was organized to invest in two self storage properties. It completed its offering in September 2007 and received $4.5 million of gross offering proceeds. With a combination of approximately 62% debt and 38% offering proceeds, Madison County Self Storage, DST invested approximately $10.5 million in two self storage properties located in Mississippi consisting of an aggregate of approximately 895 units and 149,300 rentable square feet. SmartStop acquired a 3.05% beneficial interest in Madison County Self Storage, DST on September 24, 2009 upon the acquisition of REIT II. In 2012, SmartStop Self Storage acquired from the original investors all of the outstanding beneficial interests in Madison County Self Storage, DST. Consideration provided for the purchase consisted of approximately $3.1 million in cash along with the issuance of approximately 84,000 limited partnership units in SmartStop OP and the assumption of an approximately $6.5 million bank loan. Pursuant to the merger of SmartStop Self Storage with Extra Space on October 1, 2015, the Madison County Self Storage, DST properties are now owned by Extra Space.

Update Regarding Stockholder Servicing Fee to be Paid with Respect to Our Class T Common Stock

On May 25, 2017, we entered into Amendment No. 1 to the Dealer Manager Agreement and Participating Dealer Agreement with our dealer manager to reflect a revision to the dates upon which we will cease paying the stockholder servicing fee with respect to Class T shares sold in our primary offering. In connection therewith, the following revisions are hereby made to the prospectus:

Questions and Answers About this Offering

Footnote 1 to the table contained in the answer to the “Why are you offering three classes of your common stock, and what are the similarities and differences between the classes?” question contained in the “Questions and Answers About this Offering” section of our prospectus is hereby removed and replaced with the following:

(1)	We will pay our dealer manager a monthly stockholder servicing fee for Class T shares sold in our primary offering that will accrue daily in the amount of 1/365th of 1% of the purchase price per Class T share sold in our primary offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding.

Management Compensation

The “Determination of Amount” description in the Stockholder Servicing Fee item of the compensation table in the “Management Compensation” section of our prospectus is hereby removed and replaced with the following:

Subject to FINRA limitations on underwriting compensation, we will pay to our dealer manager a monthly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1% of the purchase price per share of Class T shares sold in our primary offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding.

Description of Shares

The “Description of Shares – Common Stock – Class T” section of our prospectus is hereby removed and replaced with the following:

We will pay participating dealers sales commissions equal to 3.0% of the sale price per Class T share sold in the primary offering, or approximately $0.73 per Class T share, with certain exceptions. In addition, we will pay our dealer manager an upfront fee equal to 3.0% of the sale price per Class T share sold in the primary offering, or approximately $0.73 per Class T share. We will also pay an ongoing stockholder servicing fee to our dealer manager with respect to Class T shares sold in our primary offering. The stockholder servicing fee will accrue daily in an amount equal to 1/365th of 1% of the purchase price per share of Class T shares sold in our primary offering and will be paid monthly. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding.

Plan of Distribution

The fourth paragraph in the “Plan of Distribution – Compensation of Dealer Manager and Participating Broker-Dealers” section of our prospectus is hereby removed and replaced with the following:

We will pay our dealer manager a stockholder servicing fee with respect to Class T shares sold in our primary offering as additional compensation to the dealer manager and participating broker dealers for services and expenses related to the marketing, sale, and distribution of the Class T shares and for providing ongoing stockholder services. Such services may include ongoing account maintenance, assistance with recordkeeping, assistance with proxy solicitation, assistance with distribution payments and reinvestment decisions, assistance with share redemption requests, assistance with analysis of tender offers, and other similar services as may be reasonably required by the stockholders in connection with their investment in Class T shares. The stockholder servicing fee will accrue daily in an amount equal to 1/365th of 1% of the purchase price per share of Class T shares sold in our primary offering and will be paid monthly. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding. Our dealer manager will generally re-allow 100% of the stockholder servicing fee to participating broker-dealers, provided, however, that our dealer manager will not re-allow the stockholder servicing fee to any registered representative of a participating broker-dealer if such registered representative ceases to serve as the representative for an investor in our offering. In addition, our dealer manager will not re-allow the stockholder servicing fee to any registered representative of a participating broker-dealer if such participating broker-dealer has not executed an agreement with our dealer manager.

The table in the “Plan of Distribution – Underwriting Compensation and Organization and Offering Expenses” section of our prospectus and footnotes 3 and 7 thereto are hereby removed and replaced with the following:

Type of Compensation and Expenses	Maximum Amount (1)	Percentage of Maximum (excluding DRP shares)
Sales Commissions (2)
Class A Shares	$27,000,000	2.70%
Class T Shares	$13,500,000	1.35%
Class W Shares	$0	0.00%
Stockholder Servicing Fee – Class T (3)	$13,500,000	1.35%
Dealer Manager Servicing Fee – Class W (4)	$9,000,000	0.90%
Dealer Manager Fee (5)	$27,000,000	2.70%
Organization and Offering Expenses (6)	$11,500,000	1.15%

Total (7)	$101,500,000	10.15%

(3)	The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in this offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares and Class W shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding. Although we cannot predict the precise length of time over which this fee will be paid by any given Class T stockholder due to, among many factors, the timing of a liquidity event, we currently estimate that, assuming Class T shares account for 45% of our total primary offering, investors in Class T shares will be subject to the stockholder servicing fee for three years and the investors will pay aggregate stockholder servicing fees of approximately $13,500,000 during that time.
(7)	Of the total estimated maximum compensation and expenses of $101,500,000, it is estimated that approximately $90,000,000 of this amount (i.e., the $40,500,000 in sales commissions, $13,500,000 in stockholder servicing fees, $9,000,000 in dealer manager servicing fees and the $27,000,000 of dealer manager fees) would be considered underwriting compensation under applicable FINRA rules, and that approximately $11,500,000 of this amount would be treated as issuer or sponsor related organization and offering expenses, including bona fide due diligence expenses and, accordingly, would not be treated as underwriting compensation under applicable FINRA rules.

Update to the “Plan of Distribution” Section

The ninth paragraph of the “Plan of Distribution — Compensation of Dealer Manager and Participating Broker-Dealers” section of our prospectus is hereby replaced in its entirety with the following:

Our directors and officers, as well as directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, their IRAs or other retirement plans, and their immediate family members may purchase Class A shares in our primary offering at a reduced price equal to $22.75 per share, reflecting the fact that sales commissions and dealer manager fees in the aggregate amount of $2.25 per share will not be payable in connection with such sales. Participating broker-dealers, registered representatives of participating broker-dealers, and participating registered investment advisors, their IRAs or other retirement plans, and their immediate family members may purchase Class A shares in our primary offering at a reduced price equal to $23.50 per share, reflecting the fact that sales commissions in the amount of $1.50 per share will not be payable in connection with such sales. Except for certain share ownership restrictions contained in our charter, there is no limit on the number of shares that may be sold to these parties. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

Revised Disclosure Regarding Class T Shares and Class W Shares under the “Questions and Answers about this Offering” Section of our Prospectus

Under the “Questions and Answers about this Offering” section of our prospectus and under the question “Why are you offering three classes of your common stock, and what are the similarities and differences between the classes?” the descriptions regarding the Class T Shares and Class W Shares are hereby deleted and replaced with the following:

Class T Shares

•	Lower front end sales commission than Class A shares.

•	Class T shares purchased in the primary offering pay a stockholder servicing fee which will accrue daily in the amount of 1/365th of 1% of the purchase price per share of Class T shares sold in our primary offering, which may cost you more than paying other types of sales commissions. The stockholder servicing fee paid in respect of Class T shares will be allocated to the Class T shares as a class, and these fees will impact the amount of distributions payable on Class T shares.

A purchaser of Class T shares in our primary offering will pay approximately $0.0202 per Class T share per month (i.e., 1% divided by 12 months, then multiplied by the purchase price of $24.21 per share) in stockholder servicing fees for each month from the date of purchase through the date we cease paying the stockholder servicing fee. Although we cannot predict the precise length of time over which this fee will be paid by any given investor due to, among many factors, the timing of a liquidity event, we currently estimate that a Class T share purchased immediately after the effective date of this prospectus will be subject to the stockholder servicing fee for three years and the investor will pay aggregate fees of $0.73 per share during that time. For example, assuming none of the shares purchased are redeemed or otherwise disposed of prior to the date we cease paying the stockholder servicing fee, with respect to a one-time $10,000 investment in Class T shares, $300.00 in stockholder servicing fees will be paid to the dealer manager over three years.

Class W Shares

•	Only available to investors who: (i) purchase shares through fee-based programs, also known as wrap accounts, (ii) purchase shares through participating broker dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchase shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (v) are an endowment, foundation, pension fund or other institutional investor, or (vi) are a part of any other categories of purchasers or through any other distribution channels that we name in an amendment or supplement to this prospectus.

•	No front end sales commission or dealer manager fee, and no monthly stockholder servicing fee.

•	Class W shares purchased in the primary offering pay a dealer manager servicing fee which will accrue daily in the amount of 1/365th of 0.50% of the purchase price per share of Class W shares sold in our primary offering. The dealer manager servicing fee paid in respect of Class W shares will be allocated to the Class W shares as a class, and these fees will impact the amount of distributions payable on Class W shares.

A purchaser of Class W shares in our primary offering will pay approximately $0.0095 per Class W share per month (i.e., 0.50% divided by 12 months, then multiplied by the purchase price of $22.75 per share) in dealer manager servicing fees for each month from the date of purchase through the date we cease paying the dealer manager servicing fee. We cannot predict with great accuracy the length of time over which this fee will be paid by any given investor due to, among many factors, the varying dates of purchase and the timing of a liquidity event. However, assuming we sell the maximum amount in our primary offering, of which 10% is from the sale of Class W shares and assuming we do not undergo a liquidity event, we currently estimate that a

Class W share purchased immediately after the effective date of this offering will be subject to the dealer manager servicing fee for approximately 18 years and the investor will pay dealer manager servicing fees of approximately $2.05 per share during that time, or approximately 9% of the purchase price. For example, making the assumptions above and assuming none of the shares purchased are redeemed or otherwise disposed of prior to the date we cease paying the dealer manager servicing fee, we currently estimate that with respect to a one-time $10,000 investment in Class W shares immediately after the effective date of this offering, approximately $900.00 in dealer manager servicing fees will be paid to the dealer manager over 18 years.

•	Our advisor will fund 1.15% of gross offering proceeds from the sale of Class W shares only towards the payment of organization and offering expenses. Our advisor will not seek reimbursement from us for such payment.

We will not pay a sales commission or the dealer manager fee with respect to shares sold pursuant to our distribution reinvestment plan, although the amount of the monthly stockholder servicing fee payable with respect to Class T shares sold in our primary offering will be allocated among all Class T shares, including those sold under our distribution reinvestment plan, and the amount of the monthly dealer manager servicing fee payable with respect to Class W shares sold in our primary offering will be allocated among all Class W shares, including those sold under our distribution reinvestment plan. The fees and expenses listed above will be allocated on a class-specific basis. The payment of class-specific expenses will result in different amounts of distributions being paid with respect to each class of shares. Specifically, distributions on Class T shares and Class W shares will be lower than distributions on Class A shares because Class T shares are subject to the ongoing stockholder servicing fee and Class W shares are subject to the ongoing dealer manager servicing fee. The fees and expenses above related to the Class W shares do not include any wrap account fees or other fees that may be charged directly by a Class W stockholder’s investment adviser or other financial representative. See “Description of Shares” and “Plan of Distribution” for further discussion of the differences between our classes of shares.

First Quarter 2018 Distribution Declaration

On December 19, 2017, our board of directors declared a daily distribution in the amount of approximately $0.004281 per day per share on the outstanding shares of common stock payable to stockholders of Class A shares, Class T shares and Class W shares as of the close of each business day of the period commencing on January 1, 2018 and ending March 31, 2018. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.003618 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.003969 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month.

Fourth Quarter 2017 Distribution Declaration

On September 18, 2017, our board of directors authorized a daily distribution rate for the fourth quarter of 2017 of approximately $0.004281 per day per share on the outstanding shares of common stock payable to Class A, Class T and Class W stockholders of record of such shares as shown on our books as of the close of business on each day during the period, commencing on October 1, 2017 and continuing on each day thereafter through and including December 31, 2017. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.003618 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.003969 per day will be paid per Class W share. Such distributions payable to each stockholder of record will be paid the following month.

Distribution Declaration History

The following table shows the cash distributions we have paid through September 30, 2017:

Quarter	OP Unit Holders	Common Stockholders (1)	Distributions Declared per Common Share
1st Quarter 2017	$1,332	$54,031	$0.150	(2)
2nd Quarter 2017	$3,500	$142,950	$0.391
3rd Quarter 2017	$2,930	$185,208	$0.394

(1)	Declared distributions are paid monthly in arrears.
(2)	Distributions in the first quarter of 2017 were declared for the last seven days in January and the month of February only.

The following shows our distributions and the sources of such distributions for the nine months ended September 30, 2017. There were no distributions from June 1, 2016 (date of inception) through December 31, 2016.

	Nine Months Ended September 30, 2017
Distributions paid in cash — common stockholders	$382,189
Distributions paid in cash — Operating Partnership unitholders	7,762
Distributions reinvested	31,391

Total distributions	$421,342

Source of distributions
Cash flows provided by operations	$—	0%
Proceeds from our primary offering and private offering transaction	389,951	92.5%
Offering proceeds from distribution reinvestment plan	31,391	7.5%

Total sources	$421,342	100.0%

From our inception through September 30, 2017, we paid cumulative distributions of approximately $421,000, as compared to cumulative net loss attributable to our common stockholders of approximately $660,000. Net loss attributable to our common stockholders for the nine months ended September 30, 2017 and cumulative net loss reflect non-cash depreciation and amortization of approximately $151,000, and acquisition related expenses of approximately $158,000.

For the nine months ended September 30, 2017, we paid total distributions of approximately $421,000. From our commencement of paying cash distributions on our common shares in February 2017, distributions were paid solely from proceeds of our primary offering and private offering transaction.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offering and the private offering transaction. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Selected Financial Data

The following is a summary of quarterly financial information for the periods shown below. There were no operations for the period from June 1, 2016 (date of inception) through December 31, 2016.

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017
Total revenues	$—	$115,130	$129,427
Total operating expenses	122,481	405,323	389,360
Net loss	(122,481)	(290,193)	(259,933)
Net loss attributable to the common stockholders	(119,518)	(283,601)	(256,899)
Net loss per Class A share-basic and diluted	(0.46)	(0.75)	(0.35)
Net loss per Class T share-basic and diluted	—	(0.75)	(0.35)
Net loss per Class W share-basic and diluted	—	(0.75)	(0.35)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in the “Plan of Operation” section of our prospectus is revised by the deletion of that section and the insertion of the following “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in lieu thereof, and should be read in conjunction with our accompanying unaudited consolidated financial statements and notes thereto contained elsewhere in this supplement. The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should also be read in conjunction with our audited financial statements and notes thereto as of December 31, 2016 included in our prospectus.

Overview

Strategic Storage Trust IV, Inc. was formed on June 1, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and related self storage real estate investments. Our year end is December 31. As used in this supplement, “we,” “us,” “our,” and “Company” refer to Strategic Storage Trust IV, Inc. and each of our subsidiaries.

SmartStop Asset Management, LLC (our “Sponsor”), is the sponsor of our Public Offering (as defined below). Our Sponsor owns 97.5% of the economic interests (and 100% of the voting membership interests) of Strategic Storage Advisor IV, LLC, a Delaware limited liability company (our “Advisor”) and owns 100% of Strategic Storage Property Management IV, LLC, a Delaware limited liability company (our “Property Manager”). See Note 1 of the Notes to the Consolidated Statements contained in this supplement for further details about our affiliates.

On January 25, 2017, we sold approximately 360,577 Class A shares for $7.5 million to an institutional account investor pursuant to a private offering transaction (the “Private Offering Transaction”). Due to the proceeds raised in the Private Offering Transaction, there was no minimum number of shares we had to sell before accepting subscriptions for the Primary Offering (as defined below).

On March 17, 2017, we commenced a public offering of a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (collectively, the “Offering,”), consisting of three classes of shares: Class A shares for $25.00 per share (up to $450 million in shares), Class T shares for $24.21 per share (up to $450 million in shares), and Class W shares for $22.75 per share (up to $100 million in shares). As of September 30, 2017, we have issued approximately 480,000 Class A shares for gross offering proceeds of approximately $12.0 million, approximately 151,000 Class T shares for gross offering proceeds of approximately $3.6 million and approximately 64,000 Class W shares for gross offering proceeds of approximately $1.4 million in our Offering. We intend to invest the net proceeds from the Private Offering Transaction and the Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada.

As of September 30, 2017, our self storage portfolio was comprised as follows:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)	Rental Income %(4)
Florida	1	600	67,000	100%	98%	100%

(1)	Includes all rentable units, consisting of storage units and parking (approximately 100 units).
(2)	Includes all rentable square feet consisting of storage units and parking (approximately 27,000 square feet).
(3)	Represents occupied square feet divided by total rentable square feet as of September 30, 2017.
(4)	Represents rental income divided by our total rental income for the month ended September 30, 2017.

Our results of operations for the nine months ended September 30, 2017 are not indicative of those expected in future periods as we expect that rental income, operating expenses, depreciation expense, amortization expense and interest expense will each increase in future periods as a result of anticipated future acquisitions of real estate assets.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”). Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We allocate the purchase prices of acquired properties based on a number of estimates and assumptions. We allocate the purchase prices to the tangible and intangible assets acquired and the liabilities assumed based on estimated fair values. These estimated fair values are based upon comparable market sales information for land and estimates of depreciated replacement cost of equipment, building and site improvements. Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which we estimate based upon the relative size, age, and location of the individual property along with actual historical and estimated occupancy and rental rate levels, and other relevant factors. If available, and determined by management to be appropriate, appraised values are used, rather than these estimated values. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. The determination of market rates is also subject to a number of estimates and assumptions. Our allocations of purchase prices could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such allocations may vary dramatically based on the estimates and assumptions we use.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We will evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation of Investments in Joint Ventures

We will evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the joint venture entities included in our financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We intend to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2017. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at our self storage facility; and (ii) sales of packing- and storage-related supplies at our storage facility. Therefore, our operating results depend significantly on our ability to successfully acquire and operate additional self storage facilities, retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facility. Development of any new self storage facilities would intensify competition of self storage operators in the market in which we operate.

On March 17, 2017, we commenced our Offering and formal operations. On April 11, 2017, we acquired our first self storage property located in Florida comprising approximately 600 units and approximately 67,000 rentable square feet. Operating results in future periods will depend on the results of operations of real estate properties that we acquire.

As a result of the timing of our formation, commencement of operations and acquisition of our first property, we believe there is little basis for comparison between the three and nine months ended September 30, 2017 to the three months ended September 30, 2016 and the period from June 1, 2016 (date of inception) through September 30, 2016. We expect revenue and expenses to increase in future periods as we acquire additional properties.

Total Revenues

Total revenues for the nine months ended September 30, 2017 were approximately $245,000, which is attributable to the acquisition of our first self storage property during the second quarter of 2017. We expect total revenues to increase in future periods commensurate with our future acquisition activity.

Property Operating Expenses

Property operating expenses for the nine months ended September 30, 2017 were approximately $119,000. Property operating expenses includes the cost to operate our facility including payroll, utilities, insurance, real estate taxes, and marketing. The property operating expenses are attributable to the acquisition of our first self storage property during the second quarter of 2017. We expect property operating expenses to increase in the future as our operational activity increases.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the nine months ended September 30, 2017 were approximately $41,000. Property operating expenses – affiliates includes property management fees and asset management fees. The property operating expenses – affiliates are attributable to the acquisition of our first self storage property during the second quarter of 2017. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2017 were approximately $448,000. General and administrative expenses consist primarily of legal expenses, transfer agent fees, directors’ and officers’ insurance expense, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the nine months ended September 30, 2017 were approximately $151,000. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our property. Amortization expense consists of the amortization of intangible assets resulting from the acquisition of our first self storage property during the second quarter of 2017.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the nine months ended September 30, 2017 were approximately $94,000. These acquisition expenses primarily relate to the costs associated with our first self storage property acquired during the second quarter of 2017 and prospective self storage properties to be acquired in future periods.

Other Property Acquisition Expenses

Other property acquisition expenses for the nine months ended September 30, 2017 were approximately $64,000. These acquisition expenses include property acquisition expenses incurred by third parties and primarily relate to the costs associated with our first self storage property acquired during the second quarter of 2017 and prospective self storage properties to be acquired in future periods.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the nine months ended September 30, 2017 and for the period from June 1, 2016 (date of inception) through September 30, 2016 is as follows:

	Nine Months Ended September 30, 2017	For the period from June 1, 2016 (date of inception) through September 30, 2016	Change
Net cash flow provided by (used in):
Operating activities	$(965,766)	$—	$(965,766)
Investing activities	(5,275,000)	—	(5,275,000)
Financing activities	20,406,088	201,000	20,205,088

Cash flows used in operating activities for the nine months ended September 30, 2017 were approximately $966,000, which is primarily the result of a net loss of approximately $673,000 and cash used in other assets of approximately $612,000 offset by increases in accounts payable and accrued liabilities and amounts due to affiliates, totaling approximately $168,000 and depreciation and amortization totaling approximately $151,000.

Cash flows used in investing activities for the nine months ended September 30, 2017 were approximately $5.3 million, which is the result of cash consideration paid of $4.95 million for our acquisition and deposits on acquisitions of real estate facilities of $325,000 during the nine months ended September 30, 2017.

Cash flows provided by financing activities for the nine months ended September 30, 2017 and for the period from June 1, 2016 (date of inception) through September 30, 2016 were approximately $20.4 million and $0.2 million, respectively, an increase in cash provided of approximately $20.2 million. The change is primarily comprised of approximately $24.4 million in gross proceeds from our issuance of common stock offset by approximately $3.6 million of offering costs and approximately $390,000 in distributions paid.

Short-Term Liquidity and Capital Resources

Through March 17, 2017, the date we commenced our Offering, we met our short-term operating liquidity requirements through advances from our Advisor or its affiliates, as we needed to fund our offering costs and operating expenses incurred before our Offering commenced. Currently, we generally expect that we will meet our short-term operating liquidity requirements from the combination of proceeds from our Offering and the Private Offering Transaction, proceeds from secured or unsecured financing from banks or other lenders, net cash provided by property operations and advances from our Advisor which will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in our advisory agreement with our Advisor.

Distribution Policy

On September 18, 2017, our board of directors authorized a daily distribution rate for the fourth quarter of 2017 of approximately $0.004281 per day per share on the outstanding shares of common stock payable to Class A, Class T and Class W stockholders of record of such shares as shown on our books as of the close of business on each day during the period, commencing on October 1, 2017 and continuing on each day thereafter through and including December 31, 2017. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.003618 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.003969 per day will be paid per Class W share. Such distributions payable to each stockholder of record will be paid the following month.

Currently, we are making distributions to our stockholders using proceeds from the Offering and the Private Offering Transaction in anticipation of future cash flow. As such, this reduces the amount of capital we will ultimately invest in properties. Because substantially all of our operations are performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Offering and the Private Offering Transaction. Though we presently intend to pay only cash distributions, and potentially stock distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our Offering, when we may raise capital more quickly than we acquire income-producing assets, we may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the Offering and the Private Offering Transaction. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Distributions are paid to our stockholders as of the record date selected by our board of directors. We declare and pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

The following shows our distributions and the sources of such distributions for the nine months ended September 30, 2017. There were no distributions from June 1, 2016 (date of inception) through December 31, 2016.

	Nine Months Ended September 30, 2017
Distributions paid in cash — common stockholders	$382,189
Distributions paid in cash — Operating Partnership unitholders	7,762
Distributions reinvested	31,391

Total distributions	$421,342

Source of distributions
Cash flows provided by operations	$—	0%
Proceeds from our Primary Offering and Private Offering Transaction	389,951	92.5%
Offering proceeds from distribution reinvestment plan	31,391	7.5%

Total sources	$421,342	100.0%

From our inception through September 30, 2017, we paid cumulative distributions of approximately $421,000, as compared to cumulative net loss attributable to our common stockholders of approximately $660,000. Net loss attributable to our common stockholders for the nine months ended September 30, 2017 and cumulative net loss reflect non-cash depreciation and amortization of approximately $151,000, and acquisition related expenses of approximately $158,000.

For the nine months ended September 30, 2017, we paid total distributions of approximately $421,000. From our commencement of paying cash distributions on our common shares in February 2017, distributions were paid solely from proceeds of our Primary Offering and Private Offering Transaction.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in the Offering and the Private Offering Transaction. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Indebtedness

As of September 30, 2017 and December 31, 2016, we did not have any third-party indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds are for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness, if any.

Long-term potential future sources of capital include proceeds from our Offering, secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

Off-Balance Sheet Arrangements

We do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitments or intent to provide funding to any such entities.

Subsequent Events

Please see Note 10 of the Notes to the Consolidated Financial Statements contained in this supplement.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facility which we believe will be slightly higher over the summer months due to increased moving activity.

Subscription Agreement

The subscription agreement contained as Appendix A to the prospectus is hereby deleted and replaced with the Appendix A to this supplement.

Prior Performance Tables

The prior performance tables contained as Appendix C to the prospectus are hereby deleted and replaced with the Appendix C to this supplement.

Financial Statements

The financial statements listed below are contained in this supplement:

Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2017 (unaudited) and December 31, 2016	F-1

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2017 and for the three months ended September 30, 2016 and for the period from June 1, 2016 (date of inception) through September 30, 2016 (unaudited)

F-2
Consolidated Statement of Equity for the Nine Months Ended September 30, 2017 (unaudited)	F-3
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 (unaudited) and for the period from June 1, 2016 (date of inception) through September 30, 2016 (unaudited)	F-4
Notes to Consolidated Financial Statements (unaudited)	F-5

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Real estate facility:
Land	$902,914	$—
Buildings	3,289,314	—
Site improvements	524,514	—

	4,716,742	—
Accumulated depreciation	(73,216)	—

Real estate facility, net	4,643,526	—
Cash and cash equivalents	14,366,322	201,000
Other assets, net	1,080,369	—
Intangible assets, net of accumulated amortization	155,505	—

Total assets	$20,245,722	$201,000

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$142,000	$—
Due to affiliates	343,829	—
Distributions payable	120,213	—

Total liabilities	606,042	—

Commitments and contingencies (Note 6)
Redeemable common stock	31,391	—
Strategic Storage Trust IV, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Class A common stock, $0.001 par value; 315,000,000 and 30,000 shares authorized at September 30, 2017 and December 31, 2016, respectively; 840,424 and 44 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	840	—
Class T common stock, $0.001 par value; 315,000,000 and no shares authorized at September 30, 2017 and December 31, 2016, respectively; 151,332 and no shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	151	—
Class W common stock, $0.001 par value; 70,000,000 and no shares authorized at September 30, 2017 and December 31, 2016, respectively; 63,978 and no shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	64	—
Additional paid-in capital	20,621,396	1,000
Distributions	(532,081)	—
Accumulated deficit	(660,018)	—

Total Strategic Storage Trust IV, Inc. equity	19,430,352	1,000

Noncontrolling interests in our Operating Partnership	177,937	200,000

Total equity	19,608,289	201,000

Total liabilities and equity	$20,245,722	$201,000

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	For the period from June 1, 2016 (date of inception) through September 30, 2016
Revenues:
Self storage rental revenue	$129,163	$—	$244,209	$—
Ancillary operating revenue	264	—	348	—

Total revenues	129,427	—	244,557	—

Operating expenses:
Property operating expenses	59,233	—	119,066	—
Property operating expenses – affiliates	23,863	—	40,779	—
General and administrative	153,069	—	447,951	—
Depreciation	36,496	—	73,330	—
Intangible amortization expense	38,877	—	77,754	—
Acquisition expenses – affiliates	46,242	—	94,378	—
Other property acquisition expenses	31,580	—	63,906	—

Total operating expenses	389,360	—	917,164	—
Net loss	(259,933)	—	(672,607)	—

Net loss attributable to the noncontrolling interests in our Operating Partnership	3,034	—	12,589	—

Net loss attributable to Strategic Storage Trust IV, Inc. common stockholders	$(256,899)	$—	$(660,018)	$—

Net loss per Class A share—basic and diluted	$(0.35)	$—	$(1.43)	$—
Net loss per Class T share—basic and diluted	$(0.35)	$—	$(1.43)	$—
Net loss per Class W share—basic and diluted	$(0.35)	$—	$(1.43)	$—

Weighted average Class A shares outstanding—basic and diluted	613,965	44	420,271	40
Weighted average Class T shares outstanding—basic and diluted	73,599	—	25,116	—
Weighted average Class W shares outstanding—basic and diluted	43,837	—	16,729	—

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)

	Common Stock									Total
	Class A		Class T		Class W					Strategic	Noncontrolling
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Storage Trust IV, Inc. Equity	Interests in our Operating Partnership	Total Equity	Redeemable Common Stock
Balance as of December 31, 2016	44	$—	—	$—	—	$—	$1,000	$—	$—	$1,000	$200,000	$201,000	$—
Gross proceeds from issuance of common stock	839,482	839	151,116	151	63,729	64	24,570,219	—	—	24,571,273	—	24,571,273	—
Offering costs	—	—	—	—	—	—	(3,949,822)	—	—	(3,949,822)	—	(3,949,822)	—
Changes to redeemable common stock	—	—	—	—	—	—	(31,391)	—	—	(31,391)	—	(31,391)	31,391
Distributions	—	—	—	—	—	—	—	(532,081)	—	(532,081)	—	(532,081)	—
Distributions for noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(9,474)	(9,474)	—
Issuance of shares for distribution reinvestment plan	898	1	216	—	249	—	31,390	—	—	31,391	—	31,391	—
Net loss attributable to Strategic Storage Trust IV, Inc.	—	—	—	—	—	—	—	—	(660,018)	(660,018)	—	(660,018)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(12,589)	(12,589)	—

Balance as of September 30, 2017	840,424	$840	151,332	$151	63,978	$64	$20,621,396	$(532,081)	$(660,018)	$19,430,352	$177,937	$19,608,289	$31,391

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST IV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2017	For the period from June 1, 2016 (date of inception) through September 30, 2016
Cash flows from operating activities:
Net loss	$(672,607)	$—
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	151,084	—
Increase (decrease) in cash from change in assets and liabilities:
Other assets	(612,683)	—
Accounts payable and accrued liabilities	113,844	—
Due to affiliates	54,596	—

Net cash used in operating activities	(965,766)	—

Cash flows from investing activities:
Purchase of real estate	(4,950,000)	—
Deposits on acquisitions of real estate facilities	(325,000)	—

Net cash used in investing activities	(5,275,000)	—

Cash flows from financing activities:
Gross proceeds from issuance of common stock	24,428,472	1,000
Offering costs	(3,632,433)	—
Distributions paid to common stockholders	(382,189)	—
Distributions paid to noncontrolling interest in our Operating Partnership	(7,762)	—
Issuance of noncontrolling interests in our Operating Partnership	—	200,000

Net cash provided by financing activities	20,406,088	201,000

Change in cash and cash equivalents	14,165,322	201,000

Cash and cash equivalents, beginning of period	201,000	—

Cash and cash equivalents, end of period	$14,366,322	$201,000

Supplemental cash flow and non-cash transactions:
Proceeds from issuance of common stock in other assets	$142,800	$—
Offering costs included in due to affiliates	$289,233	$—
Offering costs included in accounts payable and accrued liabilities	$28,156	$—
Distributions payable	$120,213	$—
Issuance of shares pursuant to distribution reinvestment plan	$31,391	$—

See notes to consolidated financial statements.

Note 1. Organization

Strategic Storage Trust IV, Inc., a Maryland corporation (the “Company”), was formed on June 1, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. The Company’s year-end is December 31. As used in this supplement, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust IV, Inc. and each of our subsidiaries.

SmartStop Asset Management, LLC, a Delaware limited liability company organized in 2013 (our “Sponsor”), is the sponsor of our Offering of shares of our common stock, as described below. Our Sponsor is a company focused on providing real estate advisory, asset management, and property management services. Our Sponsor owns 97.5% of the economic interests (and 100% of the voting membership interests) of Strategic Storage Advisor IV, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management IV, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on May 31, 2016. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor (our “Advisory Agreement”) on March 3, 2017. The officers of our Advisor are also officers of us and our Sponsor.

On June 15, 2016, our Advisor purchased 44 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001. Our Articles of Amendment and Restatement, which were filed with the State Department of Assessments and Taxation of Maryland on January 17, 2017, authorized 700,000,000 shares of common stock with a par value of $0.001, of which 315,000,000 shares are designated as Class A shares, 315,000,000 shares are designated as Class T shares, and 70,000,000 shares are designated as Class W shares, and 200,000,000 shares of preferred stock with a par value of $0.001. Upon the filing of our Articles of Amendment and Restatement, our Advisor’s 44 shares of our common stock were classified as Class A shares. We are offering a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (collectively, the “Offering”).

On January 25, 2017, we sold approximately 360,577 Class A shares for $7.5 million to an institutional account investor pursuant to a private offering transaction (the “Private Offering Transaction”). Due to the proceeds raised in our Private Offering Transaction, there was not a minimum number of shares we needed to sell before accepting subscriptions for the Primary Offering. On March 17, 2017 (the “Effective Date”), the Securities and Exchange Commission (“SEC”) declared our registration statement effective and we commenced formal operations. As of September 30, 2017, approximately 480,000 Class A shares for gross offering proceeds of approximately $12.0 million, approximately 151,000 Class T shares for gross offering proceeds of approximately $3.6 million and approximately 64,000 Class W shares for gross offering proceeds of approximately $1.4 million had been sold in the Offering. We intend to invest the net proceeds from the Private Offering Transaction and the Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of September 30, 2017, we owned one property.

Our operating partnership, Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on June 2, 2016. On June 15, 2016, our Advisor purchased a limited partnership interest in our Operating Partnership for $200,000 (8,889 partnership units) and on June 15, 2016, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire in the future. As of September 30, 2017, we owned approximately 99.2% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 0.8% of the common units are owned by our Advisor.

As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We will conduct certain activities (such as selling packing supplies and locks) through our taxable REIT subsidiary, Strategic Storage TRS IV, Inc., a Delaware corporation (the “TRS”) which was formed on June 2, 2016, and is a wholly owned subsidiary of our Operating Partnership.

Our Property Manager is a Delaware limited liability company which was formed on May 31, 2016 to manage our properties. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. At the acquisition of our property, we entered into a property management agreement with our Property Manager and our Property Manager entered into a sub-property management agreement with an affiliate of Extra Space Storage Inc. (“Extra Space”) for the management of our property which was branded under the Extra Space name.

On July 14, 2017, our Property Manager provided written notice to Extra Space of its intention to terminate the sub-property management agreement effective October 1, 2017. As of October 1, 2017, our Property Manager now manages our property directly. In addition, our Sponsor reacquired the rights to the “SmartStop® Self Storage” brand in the United States. As a result, we began using the “SmartStop® Self Storage” brand at our property effective October 1, 2017. Please see Note 5 – Related Party Transactions – Property Management Agreement.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). On February 10, 2017, the Company executed a dealer manager agreement, as amended (the “Dealer Manager Agreement”), with our Dealer Manager. Our Dealer Manager is responsible for marketing our shares to be offered pursuant to our Primary Offering. Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager and affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we are deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership is deemed to have simultaneously paid the sales commissions and other costs associated with the Primary Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, as amended (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

As of September 30, 2017 and December 31, 2016, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiary, is consolidated by the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through major financial institutions.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with amended accounting guidance which requires that we allocate the purchase price of the property to the tangible and intangible assets acquired and the liabilities assumed based on estimated fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, as of the acquisition date and to adjust those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which we may adjust the provisional amounts recognized for an acquisition). Acquisitions of portfolios of facilities will be allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land and estimates of depreciated replacement cost of equipment, building and site improvements. In allocating the purchase price, we determine whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $235,000 in intangible assets to recognize the value of in-place leases related to our acquisition during the nine months ended September 30, 2017. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent. Our acquisition-related transaction costs are required to be expensed as incurred. During the three and nine months ended September 30, 2017, we expensed approximately $78,000 and $160,000, respectively, of acquisition-related transaction costs.

Should the initial accounting for an acquisition be incomplete by the end of a reporting period that falls within the measurement period, we will report provisional amounts in our consolidated financial statements. During the measurement period, we will adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and we will record those adjustments to our consolidated financial statements. We will recognize any measurement adjustments during the period in which we determine the amount of the adjustment to our consolidated financial statements, potentially including adjustments to interest, depreciation and amortization expense.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the nine months ended September 30, 2017, no impairment losses were recognized.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets and contractually due but unpaid rent is included in other assets.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future.

Real Estate Facility

Our real estate facility is recorded based on fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7 to 10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place lease intangibles. We are amortizing in-place lease intangibles on a straight-line basis over the estimated future benefit period. As of September 30, 2017, the gross amounts allocated to in-place lease intangibles was approximately $235,000 and accumulated amortization of in-place lease intangibles totaled approximately $80,000.

The total estimated future amortization expense of intangible assets for the years ending December 31, 2017 and 2018 is approximately $40,000 and $115,000, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non-revolving financing will be presented on the consolidated balance sheets as a reduction of the related debt. The net carrying value of costs incurred in connection with obtaining revolving financing will be presented as debt issuance costs on the consolidated balance sheets. Debt issuance costs will be amortized on a straight-line basis over the term of the related loan, which we do not expect will be materially different than the effective interest method. There were no debt issuance costs incurred by us for the period ended December 31, 2016 or for the nine months ended September 30, 2017.

Organization and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, which we will recognize as a capital contribution from our Advisor. Organization and offering costs funded by our Advisor are recognized as a liability in our consolidated financial statements as of September 30, 2017 as we had a present responsibility to reimburse our Advisor after the Effective Date of the Primary Offering. Our Advisor must reimburse us within 60 days after the end of the month in which the initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 3.5% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Primary Offering, our Dealer Manager will receive a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A shares and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from the sales of Class W shares in the Primary Offering. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan),which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares, comprised of the dealer manager servicing fee, equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding.

Our Dealer Manager will enter into participating dealer agreements with certain other broker-dealers which authorizes them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee and dealer manager servicing fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses would have been considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Offering, may not exceed 3% of gross offering proceeds from sales in the Offering. We record a liability within Due to Affiliates for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T and Class W shares as an offering cost.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common shares are contingently redeemable at the option of the holder. When we determine we have a mandatory obligation to repurchase shares under the share redemption program, we will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

For the nine months ended September 30, 2017, we did not receive any requests for redemptions.

Fair Value Measurements

Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other financial instruments and balances at fair value on a non-recurring basis. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

The carrying amounts of cash and cash equivalents, other assets, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value because of their relatively short-term nature.

Income Taxes

We intend to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2017. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and will operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS will follow accounting guidance which will require the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented is computed by dividing net income (loss) attributable to our common stockholders by the weighted average number of shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share will be computed by including the dilutive effect of unvested restricted stock, utilizing the treasury stock method once restricted stock has been granted.

Recently Issued Accounting Guidance

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” as ASC Topic 606. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new standard, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. In July 2015, the FASB voted to defer the effective date by one year to annual reporting periods (including interim periods within those periods) beginning after December 15, 2017 with early adoption permitted. This ASU will still be applied using either a full retrospective or modified retrospective approach. We have determined that our self storage rental revenues will not be subject to the guidance in ASU 2014-09, as they qualify as lease contracts, which are excluded from its scope.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments–Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 updates guidance related to recognition and measurement of financial assets and financial liabilities. ASU 2016-01 requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in ASU 2016-01 also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in ASU 2016-01 eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. ASU 2016-01 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, with early adoption permitted. We do not anticipate the adoption of this standard to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 amends the guidance on accounting for leases. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under ASU 2016-02, lessor accounting is largely unchanged. It also includes extensive amendments to the disclosure requirements. ASU 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted for financial statements that have not yet been made available for issuance. ASU 2016-02 requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. While we continue to evaluate the standard, based upon our assessment to date, we do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements, because substantially all of our lease revenues are derived from month-to-month leases.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 addresses eight classification issues related to the statement of cash flows. The guidance will become effective for periods beginning after December 15, 2017, with early adoption permitted. We do not anticipate the adoption of this standard to have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” ASU 2016-18 will require companies to include restricted cash and restricted cash equivalents with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will require a disclosure of a reconciliation between the statement of financial position and the statement of cash flows when the statement of financial position includes more than one line item for cash, cash equivalents, restricted cash, and restricted cash equivalents. Entities with material restricted cash and restricted cash equivalent balances will be required to disclose the nature of the restrictions. ASU 2016-18 is effective for reporting periods beginning after December 15, 2017, with early adoption permitted, and will be applied retrospectively to all periods presented. As of September 30, 2017 and December 31, 2016, we did not have any restricted cash. We do not anticipate the adoption of this standard to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework provides guidance for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements and shall be applied on a prospective basis. We expect that acquisitions of real estate or in-substance real estate will not meet the revised definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. The adoption of this guidance will likely result in a decrease in acquisition related costs being expensed, as our acquisition of real estate properties will likely be considered asset acquisitions rather than business combinations under ASU 2017-01.

Note 3. Real Estate Facility

The following summarizes the activity in the real estate facility during the nine months ended September 30, 2017:

Real estate facility
Balance at December 31, 2016	$—
Facility acquisition	4,716,742

Balance at September 30, 2017	$4,716,742

Accumulated depreciation
Balance at December 31, 2016	$—
Depreciation expense	(73,216)

Balance at September 30, 2017	$(73,216)

The following table summarizes the preliminary purchase price allocation for our acquisition during the nine months ended September 30, 2017:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total	2017 Revenue(1)	2017 Property Operating Income(2)
Jensen Beach—FL	4/11/17	$4,716,742	$233,258	$4,950,000	$244,557	$112,044

(1)	The operating results of the facility acquired above has been included in our consolidated statement of operations since its acquisition date.
(2)	Property operating income excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, acquisition expenses and costs incurred in connection with the property management changes.

The purchase price allocation included above is preliminary and therefore, subject to change upon the completion of our analysis of appraisals and other information related to the acquisition. We anticipate finalizing the purchase price allocation by December 31, 2017, as further evaluations are completed and additional information is received from third parties.

Note 4. Pro Forma Consolidated Financial Information (Unaudited)

The table set forth below summarizes on an unaudited pro forma basis the combined results of operations of the Company for the nine months ended September 30, 2017, and for the period from June 1, 2016 (date of inception) through September 30, 2016 as if our acquisition was completed as of June 1, 2016. This pro forma information does not purport to represent what our actual consolidated results of operations would have been for the periods indicated, nor does it purport to predict the results of operations for future periods.

	For the nine months ended September 30, 2017	For the period from June 1, 2016 (date of inception) through September 30, 2016
Pro forma revenue	$385,824	$174,086
Pro forma operating expenses	(949,522)	(195,892)
Pro forma net loss attributable to common stockholders	(558,439)	(21,602)

The pro forma consolidated financial information for the nine months ended September 30, 2017 and for the period from June 1, 2016 (date of inception) through September 30, 2016 were adjusted to exclude approximately $127,000 and $0, respectively, for acquisition related expenses.

Note 5. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Dealer Manager entitle our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Offering may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our Offering; provided, however, that our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. Organization and offering costs consist of all expenses (other than sales commissions, the dealer manager fee, stockholder servicing fees and dealer manager servicing fees) to be paid by us in connection with the Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor must reimburse us within 60 days after the end of the month which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As noted above, we are required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor will fund, and will not be reimbursed for, 1.15% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, and is required to reimburse us within 60 days after the end of the month in which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Our Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees, dealer manager servicing fees and organization and offering expenses, are in excess of 15% of gross proceeds from the Offering. Our Advisor also receives a monthly asset management fee equal to 0.0833%, which is one-twelfth of 1%, of our aggregate asset value, as defined. Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate our Advisory Agreement, or (3) liquidate our portfolio.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after we acquire our first real estate asset, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified.

Dealer Manager Agreement

In connection with our Primary Offering, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from sales of Class T shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A shares and

Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager does not receive an upfront sales commission or dealer manager fee from sales of Class W shares in the Primary Offering. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering. Our Dealer Manager also receives an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares sold in the Primary Offering. We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, and Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares, comprised of the dealer manager servicing fees, equals 9.0% of the gross proceeds from the sale of Class W shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share is redeemed or is no longer outstanding.

Our Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorizes them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses are considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Offering, may not exceed 3% of gross offering proceeds from sales in the Offering. We record a liability as due to affiliates for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T and Class W shares as an offering cost.

Affiliated Dealer Manager

Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager and affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor.

Property Management Agreement

From the acquisition of our property through September 30, 2017, our Property Manager contracted with Extra Space for Extra Space to serve as the sub-property manager for our property pursuant to a separate sub-property management agreement. As of October 1, 2017, our Property Manager terminated the sub-property management agreement, and our Property Manager now manages our property directly. In connection with the termination, the property management agreement was amended and we paid Extra Space a termination fee, as described below.

Prior Arrangement

Under the property management agreement in effect from April 11, 2017 through September 30, 2017 for our property, our Property Manager received a monthly management fee for the property equal to the greater of $2,500 or 6% of the gross revenues, plus reimbursement of our Property Manager’s costs of managing the property. In addition, Extra Space agreed to pay up to $25,000 toward the signage and set-up costs associated with converting such property to the Extra Space brand (the “Set-Up Amount”). The property management agreement had a three year term and automatically renewed for successive one year periods thereafter, unless we or our Property Manager provided prior written notice at least 90 days prior to the expiration of the term. In general, if we terminated a property management agreement without cause during the initial three year term, we would have been required to pay our Property Manager a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term that had elapsed.

The sub-property management agreement between our Property Manager and Extra Space was substantially the same as the foregoing property management agreement. Under the sub-property management agreement, our Property Manager paid Extra Space a monthly management fee for the property equal to the greater of $2,500 or 6% of the gross revenues, plus reimbursement of Extra Space’s costs of managing the property; provided, however that no management fee was due and payable to Extra Space for the months of January and July each year during the term. Extra Space had the exclusive right to offer tenant insurance to the tenants and was entitled to all of the benefits of such tenant insurance. The sub-property management agreement also had a three year term and automatically renewed for successive one year periods thereafter, unless our Property Manager or Extra Space provided prior written notice at least 90 days prior to the expiration of the term. In general, if our Property Manager terminated the sub-property management agreement without cause during the initial three year term, it would have been required to pay Extra Space a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term that had elapsed.

Termination of Sub-property Manager

As of October 1, 2017, our Property Manager terminated the sub-property management agreement with Extra Space, and we amended the corresponding property management agreements as described below. In connection with the amendment of the property management agreement, the property-owning subsidiary agreed to pay the termination fee owed by our Property Manager in accordance with its termination of the sub-property management agreement. The aggregate costs incurred in connection with the property management change were approximately $4,000. This amount was included in property operating expenses – affiliates in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2017.

Property Management Subsequent to September 30, 2017

In connection with the termination of the sub-property management agreement, the corresponding property management agreement was amended effective as of October 1, 2017. Pursuant to the amended property management agreement, our Property Manager receives: (i) a monthly management fee for the property equal to the greater of $3,000 or 6% of the gross revenues from the property plus reimbursement of the Property Manager’s costs of managing the property and (ii) a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000. In addition, our Property Manager has the exclusive right to offer tenant insurance to the tenants and is entitled to all of the benefits of such tenant insurance. The property management agreement has a three year term and automatically renews for successive one year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we will also pay our Property Manager a one-time start-up fee in the amount of $3,750.

In connection with the change in our property management agreement, our store has been rebranded under the “SmartStop® Self Storage” brand.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the nine months ended September 30, 2017, as well as any related amounts payable as of September 30, 2017. There were no related party costs incurred or paid by us for the period from June 1, 2016 (date of inception) through December 31, 2016:

	Nine Months Ended September 30, 2017
	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$182,502	$153,340	$29,162
Asset management fees	23,394	19,250	4,144
Property management fees(1)	17,385	16,120	1,265
Acquisition expenses	94,378	74,353	20,025
Additional Paid-in Capital
Selling commissions	1,271,629	1,271,629	—
Dealer Manager fees	465,255	442,562	22,693
Stockholder Servicing Fees and Dealer Manager Servicing Fees(2)	240,240	2,547	237,693
Offering costs	1,386,947	1,358,100	28,847

Total	$3,681,730	$3,337,901	$343,829

(1)	During the nine months ended September 30, 2017, property management fees included approximately $16,000 of fees paid to the sub-property manager of our property.
(2)	We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W Shares sold in the Primary Offering.

Extra Space Self Storage

Certain of our executive officers, including H. Michael Schwartz, Paula Mathews, Michael McClure and James Berg, received units of limited partnership interest in Extra Space Storage LP, the operating partnership for Extra Space, in exchange for units of limited partnership of SmartStop Self Storage Operating Partnership, L.P., the operating partnership for SmartStop Self Storage, Inc., owned by such executives.

Storage Auction Program

In March 2017, our Sponsor acquired a minority interest in a company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company is expected to receive a service fee for such services Through September 30, 2017, our sub-property manager did not utilize the Auction Company at our property. In the future, our Property Manager may utilize the Auction Company at our properties, and we would be responsible for paying any fees related to our properties. Our properties would receive the proceeds from such online auctions.

Note 6. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the effective date of our Offering. The purchase price per share is $23.75 per share for Class A shares, $23.00 per share for Class T shares and $22.75 per share for Class W shares during the Primary Offering. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders. The complete terms of our share redemption program are described in detail in our prospectus.

Until our board of directors approves an estimated net asset value per share, as published from time to time in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q and/or a Current Report on Form 8-K publicly filed with the SEC, the per share price for the redemption of shares shall be equal to the then-current net investment amount of our shares, which will be based on the “amount available for investment” percentage shown in the estimated use of proceeds table in our prospectus. For each class of shares, this amount will equal the current offering price of the shares, less the associated sales commissions, dealer manager fee and estimated organization and offering expenses not reimbursed by our Advisor. Once our board of directors approves an estimated net asset value per share, the per share price for the repurchase of a given class of shares will be equal to the then-current estimated net asset value per share for such class of shares.

There will be several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•	Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•	We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the nine months ended September 30, 2017, we did not receive any requests for redemptions.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership will have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our advisor under the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 7. Selected Quarterly Data (Unaudited)

The following is a summary of quarterly financial information for the periods shown below. There were no operations for the period from June 1, 2016 (date of inception) through December 31, 2016.

	Three months ended
	March 31, 2017	June 30, 2017	September 30, 2017
Total revenues	$—	$115,130	$129,427
Total operating expenses	122,481	405,323	389,360
Net loss	(122,481)	(290,193)	(259,933)
Net loss attributable to the common stockholders	(119,518)	(283,601)	(256,899)
Net loss per Class A share-basic and diluted	(0.46)	(0.75)	(0.35)
Net loss per Class T share-basic and diluted	—	(0.75)	(0.35)
Net loss per Class W share-basic and diluted	—	(0.75)	(0.35)

Note 8. Declaration of Distributions

On September 18, 2017, our board of directors declared a daily distribution rate for the fourth quarter of 2017 of approximately $0.004281 per day per share on the outstanding shares of common stock payable to Class A, Class T and Class W stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on October 1, 2017 and ending December 31, 2017. In connection with this distribution, for the stockholders of Class T shares, after the stockholder servicing fee is paid, approximately $0.003618 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.003969 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month.

Note 9. Potential Acquisitions

Palm Beach Gardens, Florida

On August 18, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of property that is being developed into a self storage facility located in Palm Beach Gardens, Florida (the “Palm Beach Gardens Property”). The purchase price for the Palm Beach Gardens Property is approximately $18.9 million, plus closing and acquisition costs. The purchase and sale agreement includes a provision for an additional purchase price payment of up to $1.8 million that could become due based upon the property exceeding certain performance hurdles in its fourth year of operations. We expect the acquisition of the Palm Beach Gardens Property to close in the third quarter of 2018 after construction is complete on the self storage facility and a certificate of occupancy has been issued. We expect to fund such acquisition with a combination of net proceeds from our Offering and a credit facility or other debt financing. If we fail to acquire the Palm Beach Gardens Property, in addition to the incurred acquisition costs, we may also forfeit approximately $250,000 in earnest money as a result.

Texas City, Texas

On September 25, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Texas City, Texas (the “Texas City Property”). The purchase price for the Texas City Property is approximately $8 million, plus closing and acquisition costs. We expect the acquisition of the Texas City Property to occur in the fourth quarter of 2017. We expect to fund such acquisition with net proceeds from our Offering. If we fail to acquire the Texas City Property, in addition to the incurred acquisition costs, we may also forfeit approximately $75,000 in earnest money as a result.

Note 10. Subsequent Events

Potential Acquisitions

Surprise, Arizona

On November 7, 2017, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party for the acquisition of property that is being developed into a self storage facility located in Surprise, Arizona (the “Surprise Property”). The purchase price for the Surprise Property is approximately $7.5 million, plus closing and acquisition costs. We expect the acquisition of the Surprise Property to close in the third quarter of 2018 after construction is complete on the self storage facility and a certificate of occupancy has been issued. We expect to fund such acquisition with a combination of net proceeds from our Offering and a credit facility or other debt financing. If we fail to acquire the Surprise Property, we may forfeit the incurred acquisition costs.

Approval Period Extension for Palm Beach Gardens Property

Under the original terms of the Palm Beach Gardens Property purchase agreement, the Approval Period (as defined therein) would have expired on October 30, 2017. On October 27, 2017, the parties to the Palm Beach Gardens Property purchase agreement entered into a first amendment to the Palm Beach Gardens Property purchase agreement that extends the Approval Period to December 14, 2017. The remaining terms and conditions of the Palm Beach Gardens Property purchase agreement continue in full force and effect.

Offering Status

As of November 3, 2017, in connection with our Private Offering Transaction and Offering we have issued approximately 991,000 Class A shares for gross offering proceeds of approximately $23.2 million, approximately 267,000 Class T shares for gross offering proceeds of approximately $6.5 million and approximately 93,000 Class W shares for gross offering proceeds of approximately $2.1 million.

APPENDIX A SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS Any person(s) desiring to subscribe for shares of common stock (the “Shares”) in Strategic Storage Trust IV, Inc. (the “Company”) should carefully read and review the prospectus, as supplemented to date (the “Prospectus”), and if he/she/they desire(s) to subscribe for Shares, complete the Subscription Agreement that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please type the information or print in ballpoint pen. AN INVESTMENT IN STRATEGIC STORAGE TRUST IV, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE INVESTOR RECEIVED THE FINAL PROSPECTUS. IF AN INVESTOR’S SUBSCRIPTION IS ACCEPTED, THEN THE COMPANY WILL SEND THE INVESTOR CONFIRMATION OF THEIR PURCHASE AFTER THEY HAVE BEEN ADMITTED AS AN INVESTOR. (1) INVESTMENT Enter the Investment Amount to be invested in either Class A, Class T, or Class W Shares. Please refer to our Prospectus, including the “Questions and Answers About This Offering” section, for a description of our Share Classes and which Classes are available for specific investors. Payment for the full price of the Shares subscribed for should be made payable to Strategic Storage Trust IV, Inc. Select the Share Class to specify your subscription to either Class A, Class T, or Class W Shares. Indicate your method of payment — either by mail, by wire, or by asset transfer — and fill out the specified information for your method of payment. For purchases of Class W shares through a Registered Investment Advisor not affiliated with a Broker-Dealer, also complete the Certificate of Client Suitability on page 7. Class W Shares are only available for purchase by certain categories of purchasers. Class W Shares may only be sold to investors who: (i) purchase shares through fee-based programs, also known as wrap accounts, (ii) purchase shares through participating broker dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchase shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (v) are an endowment, foundation, pension fund, or other institutional investor, or (vi) are a part of any other categories of purchasers or through any other distribution channels that we name in an amendment or supplement to the Prospectus. Waiver of Commission Only — Check this box for sales of Class A shares only if one of the following situations applies: (1) an RIA introduced the sale, the RIA is affiliated with a Broker-Dealer, and the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer; (2) an RIA introduced the sale, the RIA is not affiliated with a Broker-Dealer, and the sale is made pursuant to an RIA Selling Agreement (in this case, include a Certificate of Client Suitability); (3) a participating RIA is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans; or (4) a participating Broker-Dealer or Registered Representative of a Broker-Dealer is purchasing the Shares for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediately family members and their IRAs or other retirement plans. Waiver of Commission and Dealer Manager Fee — Check this box if you are any of the following and purchasing Class A shares for your own account, your IRA, or other retirement plan: (a) our directors and officers, (b) directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, or (c) immediate family members of any of the persons or entities listed in (a) and (b). Volume Discount Purchase — Check this box if your purchase of Class A shares qualifies for a volume discount. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the Prospectus) for purposes of a volume discount, then provide the account number of the other person/entity. Please see the “Plan of Distribution — Volume Discounts (Class A Shares Only)” section of our Prospectus for additional information about volume discounts. The minimum required initial investment is $5,000; provided, however, that the minimum required initial investment for purchases made by an individual retirement account, or IRA, is $1,500. If additional investments in the Company are made, you will need to complete an Additional Subscription Agreement Form with the exact name in which the original purchase was made. The investor(s) acknowledge(s) that the broker-dealer named on the original Subscription Agreement may receive a commission on any such additional investments in the Company. (2) INVESTOR INFORMATION (2)a (2)b (2)c (2)d (2)e For non-custodial ownership accounts, enter the exact name in which the Shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter “FBO” followed by the name of the investor. Enter the home address, city, state, zip code, home telephone, business telephone, and email address of the investor. Note: Section 4 should contain the custodian’s mailing address. Enter an alternate mailing address if different than the home address in item (2)b. Enter the date of birth of the investor (required) and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor (required) and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor’s social security number (for identification purposes). Enter Tax ID number, if applicable. Check the appropriate box. If the investor(s) is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available. If a non-resident alien, the investor(s) must submit an original of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment. (3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications. By electing to receive stockholder communications electronically, you authorize us to either (i) e-mail stockholder communications to you directly, or (ii) make them available on our website at www.strategicreit.com and notify you via e-mail when such documents are available. The stockholder communications we may send electronically include Prospectus supplements, quarterly reports, annual reports, proxy materials, and any other documents that may be required to be delivered to stockholders under federal or state securities laws. This does not include account-specific information, such as quarterly account statements, tax information, and trade confirmations. You will not receive paper copies of these electronic materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration by sending an e-mail to strategic@dstsystems.com. In addition, by connecting to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of stockholder relations materials. Please initial and provide an e-mail address if you choose to consent to electronic delivery. PAGE 1 OF 7 SST4-2-2018

(4) FORM OF OWNERSHIP Non-Custodial Ownership: The Subscription Agreement must be completed in its entirety. Please mail the complete, initialed, signed Subscription Agreement and your form of payment made payable to Strategic Storage Trust IV, Inc. to the address on page 6. Custodial Ownership: The Subscription Agreement must be completed in its entirety. Select the appropriate type of entity; enter the exact name of the custodian, mailing address, business phone and custodial account number. Subscription Agreement must be initialed and signed by investor and sent to Custodian for execution and Medallion Signature Guarantee (MSG) or Corporate Resolution. Custodian will forward the Subscription Agreement and form of payment to the address on page 6. (5) DISTRIBUTION OPTIONS Check the appropriate box to have the distributions mailed to the address of record (either the residence address or the mailing address that is specified in Section 2) or to a third-party or alternate address. Check the appropriate box to participate in the Distribution Reinvestment Plan (the “DRP”). If you are reinvesting pursuant to the DRP, you may elect to reinvest all or a portion of your cash distribution by indicating in Section 5 the percentage desired in case and the percentage desired to be reinvested (percentages must add up to 100%). If the investor(s) prefer(s) direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement, check the preferred option and complete the required information. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank. If you participate in the DRP, we request that you notify the Company and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards imposed by the state in which you reside. AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize the Company to deposit distributions from my (our) common stock of the Company into the account listed on the voided check or bank verification provided in response to Section 5 of the Subscription Agreement (the “Bank Account”). I (we) further authorize the Company to debit my (our) Bank Account in the event that the Company erroneously deposits additional funds into my (our) Bank Account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) Bank Account before the Company reverses such erroneously deposited amount, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company. (6) SUBSCRIBER SIGNATURES Please separately initial the representations in paragraphs (1) through (4) where indicated. Please note the higher suitability requirements described in the Prospectus for residents of certain states. If you are a resident of one of the states indicated, please initial the representations in paragraph (5) as applicable. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. The Subscription Agreement must be signed/initialed and dated by the investor(s) and, if applicable, the trustee or custodian. The Subscription Agreement must be signed and guaranteed by the custodian(s) if investing through an IRA, Keogh, or qualified plan, if applicable. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation, or trust, then a general partner, officer, or trustee of the entity must sign. (7) REGISTERED REPRESENTATIVE OR RIA INFORMATION This Section is to be competed and executed by the Registered Representative or RIA. If there is more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete and execute this Section. Please complete all broker-dealer information contained in this Section including the suitability certification (Investor State of Residence). The Subscription Agreement, which has been delivered with the Prospectus, together with a check (if applicable) for the full purchase price, should be delivered or mailed to your broker-dealer. NOTICE TO STOCKHOLDERS The Shares of common stock of the Company are subject to restrictions on transfer. In addition, the Company has the authority to issue Shares of stock of more than three classes. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company’s common stock and (2) the designations and any preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption for the Shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the Shares of each series to the extent set, and the authority of the board of directors to set such rights and preferences to subsequent series. Such request must be made to the Secretary of the Company at its principal office. ACCEPTABLE FORMS OF PAYMENT A. Wire transfers B. Pre-printed personal checks C. Cashier’s checks over $10,000 D. Business checks when applied to company/corporate account E. Trust checks for trust accounts F. Custodial checks for IRA accounts G. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement Pay to the order of “Strategic Storage Trust IV, Inc.” WE CANNOT ACCEPT: Cash, cashier’s checks/official bank checks $10,000 or less, foreign checks, money orders, third party checks, temporary/starter checks, or traveler’s checks. PLEASE NOTE: Because of our anti-money laundering policies, if the investor’s name used in this Subscription Agreement/Signature Page does not match the Payer printed on the form(s) of payment, we may request documents or other evidence as we may reasonably require in order to correlate the investor’s name to the Payer on the form(s) of payment. REGULAR MAIL: Strategic Storage Trust IV, Inc., c/o DST Systems, Inc. PO Box 219406 Kansas City, MO 64121-9406 OVERNIGHT MAIL: Strategic Storage Trust IV, Inc., c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105 WIRE INSTRUCTIONS: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106, ABA# 101000695 Strategic Storage Trust IV, Inc. Account# 9871879437. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account. PAGE 2 OF 7 SST4-2-2018

SUBSCRIPTION AGREEMENT If you need further assistance in completing this Subscription Agreement/signature page, please call Investor Relations 866-418-5144. (1) INVESTMENT Initial Investment Additional Investment (Minimum $100.00)—Existing Account # Minimum initial investment = $5,000 (Subscription Agreement or Additional Investment Subscription Agreement must be completed) Minimum initial IRA investment = $1,500 **Unless otherwise described in the Prospectus Please issue form(s) of payment payable to: Funds Enclosed Strategic Storage Trust IV, Inc. Funds Wired Asset Transfer Include Asset Transfer Form Total Invested in Class Total Invested in Class Total Invested in Class A SHARES T SHARES W SHARES $ $ $ For Class A shares only, check if applicable: Waiver of Commission Only: If this box is checked, sales commission will be waived for one of the following (check one): If a Registered Investment Advisor (RIA) has introduced a sale and the RIA is affiliated with a Broker-Dealer, the sales commission will be waived if the sale is conducted by the RIA in his or her capacity as a Registered Representative of a Broker-Dealer. If an RIA has introduced a sale and the RIA is not affiliated with a Broker-Dealer, the sales commission will be waived if the sale is made pursuant to a RIA Selling Agreement and you complete the CERTIFICATE OF CLIENT SUITABILITY on page 7. A participating RIA for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans (in this case, this Subscription Agreement must be signed by the participating Registered Investment Advisor. A participating Broker-Dealer or Registered Representative of a participating Broker-Dealer for his, her, or its (a) own account, IRAs, or other retirement plans, or (b) immediate family members and their IRAs or other retirement plans. If for a family member pursuant to (b) of either the third or fourth checkbox above, indicate relationship: Waiver of Commission and Dealer Manager Fee: Please check this box only if you are eligible for a waiver of sales commission and dealer manager fee. Waivers of sales commissions and dealer manager fees are generally only available for purchases made by the following for their own account, IRAs, or other retirement plans: (a) our directors and officers, (b) directors, officers, and employees of our advisor or its affiliates, including sponsors and consultants, or (c) immediate family members of any of the persons or entities listed in (a) and (b). If for a family member pursuant to (c) above, indicate relationship and name of relative: Volume Discount Purchase: Please check this box if you are eligible for a volume discount on this purchase. If this purchase is eligible to be combined with purchases by another person/entity as a “single purchaser” (as described in the prospectus) for purposes of a volume discount, then provide the account number of the other person/entity: (2) INVESTOR INFORMATION (REQUIRED) SECTION (2)a NAME OF INVESTOR, TRUSTEE OR AUTHORIZED SIGNER (REQUIRED) Mr. Mrs. Ms. Other NAME OF JOINT INVESTOR NAME OF TRUST, BUSINESS OR PLAN SECTION (2)b INVESTOR, TRUSTEE OR AUTHORIZED SIGNER’S STREET ADDRESS (REQUIRED)—NO P.O. BOX CITY STATE ZIP CODE HOME PHONE (REQUIRED) BUSINESS PHONE PHONE EXTENSION SECTION (2)c ALTERNATIVE MAILING ADDRESS OR P.O. BOX CITY STATE ZIP CODE SECTION (2)d INVESTOR DATE OF BIRTH (TRUST OR JOINT INVESTOR / AUTHORIZED (MM/DD/YYYY) (REQUIRED) ENTITY DATE) SIGNER DATE OF BIRTH (MM/DD/YYYY) ENTITY TAX ID # (If Applicable) JOINT INVESTOR / AUTHORIZED INVESTOR SSN# (REQUIRED) SIGNER SSN# SECTION (2)e Please indicate Citizenship Status (REQUIRED): if a box is not checked, U.S. Citizenship will be applied by default. U.S. Citizen Resident Alien Non-Resident Alien*—Country of Origin *If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP, or W-8IMY) in order to make an investment. PAGE 3 OF 7 SST4-2-2018

(3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES

☐ Initial here

E-mail address: ______________________________

(4) FORM OF OWNERSHIP

NON-CUSTODIAL OWNERSHIP

- ☐ **Individual** — Investor must sign, initial, & date
- ☐ **Joint Tenants with Right of Survivorship** — All parties must sign, initial, & date
- ☐ **Tenants in Common** — All parties must sign, initial, & date
- ☐ **Community Property** — All parties must sign, initial, & date
- ☐ **Transfer on Death** — Include Transfer on Death Form
- ☐ **Pension, Profit Sharing Plan or 401K** — Trustee or custodian signature required. Include copy of plan document
- ☐ **Trust - Include a copy of the Trust or Certificate of Trust** — Trustee or Grantor signature(s) required
  - Date Established ____________ (Required)
  - ☐ Currently Revocable
  - ☐ Irrevocable
- ☐ **Company or Corporation** — Authorized officer must sign or initial
  - ☐ S-Corp
  - ☐ C-Corp
- ☐ **Uniform Gift to Minors Act / Uniform Transfers to Minors Act** — Custodian must sign, initial, & date
- ☐ **Partnership or LLC** — Authorized Agent must sign, initial, & date. Partnership or Operating Agreement required.
- ☐ **Other:** ____________ (Specify) — Include any pertinent documents

CUSTODIAL OWNERSHIP

SEND ALL PAPERWORK DIRECTLY TO THE CUSTODIAN

☐ IRA ____________ (Type) ☐ Qualified Pension or Profit Sharing Plan ☐ Non-Qualified Custodian Account ☐ Other: ____________ (Specify)

☐ Inherited/Beneficiary IRA Deceased's Name (required) ____________

NAME OF CUSTODIAN OR TRUSTEE ____________

MAILING ADDRESS ____________

CITY ____________ STATE ____ ZIP CODE ____

BUSINESS PHONE ____________

TO BE COMPLETED BY CUSTODIAN OR OTHER ADMINISTRATOR

CUSTODIAN TAX ID ____________ CUSTODIAN ACCOUNT # ____________

NAME OF CUSTODIAN OR OTHER ADMINISTRATOR ____________

Custodian Medallion Signature Guarantee

SIGNATURE OF CUSTODIAN (IF APPLICABLE) ____________ DATE **(REQUIRED)** ____________

(5) DISTRIBUTION OPTIONS

(REQUIRED)

- ☐ **Distribution Reinvestment Plan (DRP)** — Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus.
  - ______ % of each distribution in DRP
  - ______ % of each distribution in cash (total must equal 100%)
- ☐ **Cash Distributions Directed To:**
- ☐ **Via Direct Deposit (ACH)** — Complete information below. See ACH language in Section 5 of the instructions.
  - ☐ Checking **(must enclose voided check)**
  - ☐ Savings **(verification from bank must be provided)**
- ☐ Mail to Alternate Address (2c)
- ☐ Mail to Street Address (2b)

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL ____________

MAILING ADDRESS ____________

CITY ____________ STATE ____ ZIP CODE ____

BANK ABA# (FOR ACH ONLY) ____________ ACCOUNT # ____________

(MUST ENCLOSE A VOIDED CHECK OR VERIFICATION FROM BANK)

PAGE 4 OF 7 SST4-2-2018

(3) ELECTRONIC DELIVERY OF REPORTS AND UPDATES I authorize Strategic Storage Trust IV, Inc. to make available on its website at www.strategicreit.com and through a USB device with links to a website its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available in lieu of receiving paper documents. Initial here (You must provide an e-mail address if you choose this option.) E-mail address: (4) FORM OF OWNERSHIP NON-CUSTODIAL OWNERSHIP Individual Pension, Profit Sharing Plan or 401K Uniform Gift to Minors Act / Investor must sign, initial, & date Trustee or custodian signature required. Uniform Transfers to Minors Act Include copy of plan document Custodian must sign, initial, & date Joint Tenants with Right of Trust—Include a copy of the Trust Survivorship or Certificate of Trust Partnership or LLC All parties must sign, initial, & date Trustee or Grantor Authorized Agent must sign, Tenants in Common signature(s) required initial, & date. Partnership or All parties must sign, initial, & date Date(Required) Established Operating Agreement required. Currently Revocable Community Property Irrevocable Other: All parties must sign, initial, & date (Specify) Transfer on Death Company or Corporation Include any pertinent documents Include Transfer on Death Form Authorized officer must sign or initial S-Corp C-Corp CUSTODIAL OWNERSHIP SEND ALL PAPERWORK DIRECTLY TO THE CUSTODIAN IRA Qualified Pension or Non-Qualified Custodian Other: (Type) Profit Sharing Plan Account (Specify) Inherited/Beneficiary IRA NAME OF CUSTODIAN OR TRUSTEE Deceased’s Name (required) MAILING ADDRESS CITY STATE ZIP CODE BUSINESS PHONE TO BE COMPLETED BY CUSTODIAN OR OTHER ADMINISTRATOR CUSTODIAN TAX ID CUSTODIAN ACCOUNT # NAME OF CUSTODIAN OR OTHER ADMINISTRATOR Custodian Medallion Signature Guarantee SIGNATURE OF CUSTODIAN (IF APPLICABLE) DATE (REQUIRED) (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN OR NON-QUALIFIED CUSTODIAL ACCOUNT IS ADMINISTERED BY A THIRD PARTY) (5) DISTRIBUTION OPTIONS ALL DISTRIBUTIONS FOR CUSTODIAL ACCOUNTS WILL BE SENT TO THE CUSTODIAN (REQUIRED) If a box is not checked below, 100% of your distributions will be paid in cash and sent to the address of record. Distribution Reinvestment Plan (DRP) Via Direct Deposit (ACH) Investor elects to participate in the Distribution Reinvestment Plan Complete information below. See ACH language in described in the Prospectus. Section 5 of the instructions. % of each distribution in DRP Checking (must enclose voided check) Savings (verification from bank must be provided) % of each distribution in cash (total must equal 100%) Mail to Alternate Address (2c) Cash Distributions Directed To: Mail to Street Address (2b) NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL MAILING ADDRESS CITY STATE ZIP CODE BANK ABA# (FOR ACH ONLY) ACCOUNT # (MUST ENCLOSE A VOIDED CHECK OR VERIFICATION FROM BANK) PAGE 4 OF 7 SST4-2-2018

(6) SUBSCRIBER SIGNATURES (SIGNATURE/INITIAL & DATE REQUIRED) Please separately initial each of the representations (1) through (4) and any applicable representation in (5) below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Storage Trust IV, Inc. to accept this subscription, I hereby represent and warrant to you as follows: ALL ITEMS MUST BE READ AND INITIALED. (REQUIRED) JOINT OWNER/ OWNER CUSTODIAN (1) I have received the final Prospectus of Strategic Storage Trust IV, Inc. (2) I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and have a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional Shares unless I meet those suitability requirements at the time of purchase. (3) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. (4) I am purchasing the Shares for my own account or, if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent, then I represent that I have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am trustee or authorized agent. INITIAL AS PLEASE SEPARATELY INITIAL, ONLY AS APPLICABLE, THE ITEMS BELOW. APPLICABLE For these purposes, unless otherwise specified below, “net worth” in all cases should be calculated excluding the value of an investor’s home, home furnishings, and automobiles. Unless otherwise specified below, “liquid net worth” is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities. (5) If I am an Alabama resident, I acknowledge that shares will only be sold to residents of the State of Alabama representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates. If I am an Iowa resident, I acknowledge that Iowa Investors must have either: (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consist of cash, cash equivalents, and readily marketable securities. In addition, an Iowa investor’s aggregate investment in us, shares of our affiliates, and other non exchange traded real estate investment trusts may not exceed 10% of his or her liquid net worth. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, as amended, are not subject to the 10% investment limitation. If I am a Kansas resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs. For these purposes, “liquid net worth” shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles. If I am a Kentucky resident, I acknowledge that my aggregate investment in this Company and any affiliate non-publicly traded REITs must not exceed 10% of my liquid net worth. If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. If I am a Massachusetts resident, I acknowledge that no more than 10% of any one Massachusetts investor’s liquid net worth may be invested in us and in other illiquid direct participation programs. For this purpose, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am a Missouri resident, I acknowledge that no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in any single class of our stock. If I am a Nebraska resident, I acknowledge that, in addition to the suitability standards above, Nebraska investors must limit their aggregate investment in our shares and in other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth. Accredited investors, as defined in 17 C.F.R. § 230.501, as amended, are not subject to this limitation. If I am a New Jersey resident, I acknowledge that shares will only be sold to residents of New Jersey who have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income at least $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth. If I am a New Mexico resident, I acknowledge that, in addition to the suitability standards above, the State of New Mexico requires that each investor in that state limit his or her investment in us, our affiliates, and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. If I am a North Dakota resident, I acknowledge that shares will only be sold to residents of the State of North Dakota representing that they have a net worth of at least 10 times their investment in this Company and that they meet one of this Company’s suitability standards. If I am an Ohio resident, I acknowledge that it shall be unsuitable for an Ohio investor’s aggregate investment in shares of us, our affiliates, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her, or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. If I am an Oregon resident, I acknowledge that shares will only be sold to residents of the State of Oregon representing that they have a liquid net worth of at least 10 times their investment in this Company and its affiliates and that they meet one of this Company’s suitability standards. If I am a Pennsylvania resident, I acknowledge that my investment in this company must be no more than 10% of my net worth. If I am a Tennessee resident, I acknowledge that my investment in this Company must not exceed 10% of my liquid net worth (exclusive of home, home furnishings and automobiles). If I am a Vermont resident, I acknowledge that accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, as amended, may invest freely in this offering. I also acknowledge that, in addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Your sale is not final for five (5) business days after your receipt of the final Prospectus. We will deliver a confirmation of sale to you after your purchase is completed. TAXPAYER shown on this IDENTIFICATION Subscription Agreement NUMBER OR is SOCIAL my correct SECURITY taxpayer NUMBER identification CERTIFICATION number (or (required): I am waiting The for investor a number signing to be below, issued under to me), penalties (2) I am of perjury, not subject certifies to backup that (1) withholding the number because report all Iinterest am exempt or dividends, from backup or the withholding, IRS has notified I have me not that been I am notified no longer by the subject Internal to backup Revenue withholding, Service (“IRS”) and (3) that I am I am a U subject .S. person to backup (including withholding a U.S. resident as a result alien), of unless a failure I have to otherwise indicated in Section 2 above. Certification because you instructions have failed .to You report must all cross interest out and certification dividends 2 on in your the previous tax return paragraph . if you have been notified by the IRS that you are currently subject to backup withholding Iprocess understand includes, that but I will is not not be limited admitted to, reviewing as a stockholder the Subscription until my Agreement investment for has completeness been accepted and . Depositing signatures, of conducting my check an alone Anti -does Money not Laundering constitute check acceptance as required . The acceptance by the USA PATRIOT Act and depositing funds. The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. SIGNATURE OF OWNER (REQUIRED) DATE (REQUIRED) SIGNATURE OF JOINT OWNER OR BENEFICIAL OWNER (REQUIRED) DATE (REQUIRED) PAGE 5 OF 7 SST4-2-2018

(7) REGISTERED REPRESENTATIVE OR RIA INFORMATION TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA The Registered Representative or Registered Investment Advisor (“RIA”) must sign below to complete the order. The Registered Representative or RIA warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. BROKER-DEALER OR RIA FIRM NAME (REQUIRED) CRD # BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX CITY STATE ZIP CODE BUSINESS PHONE (REQUIRED) FAX # REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (REQUIRED) REPRESENTATIVE # REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX BRANCH ID # CITY STATE ZIP CODE BUSINESS PHONE (REQUIRED) FAX # EMAIL ADDRESS The undersigned confirm on behalf of the Broker-Dealer or RIA Firm that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct, and complete in all respects; (2) have discussed such investor’s prospective purchase of Shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. I hereby certify that I hold a Series 7 or Series 62 FINRA license and I INVESTOR STATE OF RESIDENCE (REQUIRED) am registered in the following state in which this sale was completed. (Not applicable for RIAs.) If sale is being made through an RIA, fill out and sign the attached Certification of Client Suitability and include it with your completed Subscription Agreement. SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISORS (REQUIRED) DATE (REQUIRED) X X SIGNATURE OF BROKER-DEALER OR RIA (IF REQUIRED BY BROKER-DEALER) DATE (REQUIRED) X All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus entirely for a complete explanation of an investment in Strategic Storage Trust IV, Inc. Regular Mail: Strategic Storage Trust IV, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406 Overnight Mail: Strategic Storage Trust IV, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105 Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437 Investor Relations Toll Free Phone Line: 866.418.5144 PAGE 6 OF 7 SST4-2-2018

FOR RIA USE ONLY CERTIFICATION OF CLIENT SUITABILITY Client Name: The undersigned hereby certifies to Select Capital Corporation (“Dealer Manager”) as follows: 1. The undersigned is a registered investment advisor pursuant to the Investment Advisers Act of 1940, as amended. 2. The undersigned is not receiving any commission in connection with such investment. 3. The Client desires to invest in Strategic Storage Trust IV, Inc. (the “REIT”). 4. Prior to recommending purchase of shares of the REIT’s common stock (“Shares”), the undersigned had and continues to have reasonable grounds to believe, based upon information provided by the Client concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by the undersigned, that: (A) each Client that purchases Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each Client that purchases Shares has a net worth and income sufficient to sustain the risks inherent in the Shares, including loss of the entire investment and lack of liquidity, and (C) the Shares otherwise are or will be a suitable investment for each Client that purchases Shares, and the undersigned shall maintain files disclosing the basis upon which the determination of suitability was made. 5. The undersigned agrees and acknowledges that Dealer Manager is relying on this certification with respect to the suitability of the Client to purchase Shares through Dealer Manager. 6. The undersigned represents and warrants that the undersigned has informed the Client of the current purchase price for Shares, including the purchase price for Shares under the distribution reinvestment plan. 7. The undersigned further represents and warrants that the information set forth in this Certificate is accurate and that the Client’s subscription to purchase Shares either does not involve a discretionary account or, if so, that the undersigned has made the Client aware, prior to subscribing for the Shares, of the risks entailed in investing in the Shares. IN WITNESS WHEREOF, the undersigned has certified to the foregoing statements this day of , 201 . ADV or IARD # SIGNATURE OF REGISTERED INVESTMENT ADVISOR PRINT NAME OF REGISTERED INVESTMENT ADVISOR Please complete this Certificate as part of each Client’s completed subscription documents to DST in accordance with the subscription agreement procedures. PAGE 7 OF 7 SST4-2-2018

APPENDIX C

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables provide historical unaudited financial information relating to five private real estate investment programs and three public real estate investment programs that invested in self storage properties (“Prior Real Estate Programs”), which we deem to have similar investment objectives to us, sponsored or co-sponsored by affiliates of our sponsor, SmartStop Asset Management, LLC (“SmartStop Asset Management”).

This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

Our advisor and property manager are responsible for the acquisition, operation, maintenance, and resale of our real estate properties. The Prior Real Estate Programs presented provide an indication of prior real estate programs sponsored or co-sponsored by affiliates of SmartStop Asset Management and the performance of these programs. However, the general condition of the economy, as well as other factors, can affect the real estate market and operations and impact the financial performance significantly.

Investors should not construe inclusion of the following tables as implying, in any manner, that we will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Investors should note that by acquiring our shares, they will not be acquiring any interest in any prior program.

The following tables are included herein:

Table I - Experience in Raising and Investing Funds — Table I summarizes information of the prior performance of affiliates of SmartStop Asset Management in raising funds for the Prior Real Estate Programs, the offerings of which closed in the most recent three years ended January 31, 2017. The information in Table I is unaudited.

Table II - Compensation to Sponsor — Table II summarizes the compensation paid to affiliates of SmartStop Asset Management for the Prior Real Estate Programs, the offerings of which closed in the most recent three years ended January 31, 2017. The information in Table II is unaudited.

Table III - Annual Operating Results of Prior Real Estate Programs — Table III summarizes the operating results for the Prior Real Estate Programs, the offerings of which closed in the most recent five years ended January 31, 2017. The information in Table III is unaudited.

Table IV - Results of Completed Prior Real Estate Programs — Table IV summarizes the results for the Prior Real Estate Programs that have completed operations during the previous five years ended January 31, 2017. The information in Table IV is unaudited.

Table V - Sales or Disposals of Properties for Prior Real Estate Programs — Table V includes all sales or disposals of properties by Prior Real Estate Programs within the most recent three years ended January 31, 2017. The information in Table V is unaudited.

The Prior Real Estate Programs presented in the Prior Performance Tables are considered to have similar investment objectives as ours. We intend to invest in income-producing and growth self storage properties (such as development, re-development, lease-up, and expansion opportunities) and related self storage investments with the objective of achieving appreciation in the value of our properties and, hence, appreciation of stockholder value. Our stockholders will not own any interest in any Prior Real Estate Program and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs. Please see “Risk Factors — General Risks Related to Investments in Real Estate” in the prospectus. Due to the risks involved in the ownership of and investment in real estate, there is no guarantee of any level of return on your investment and you may lose some or all of your investment.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of affiliates of SmartStop Asset Management in investing and raising funds in Prior Real Estate Programs for which the offerings have closed in the most recent three years ended January 31, 2017. Information is provided pertaining to the timing and length of this offering and the time period over which the proceeds have been invested in the properties.

	Strategic Storage Growth Trust, Inc.(1)	Strategic Storage Trust II, Inc.(2)
Dollar amount offered	$109,500,000	$1,095,000,000
Dollar amount raised	$7,842,444	$566,016,179
Length of offering (in months)	19	36
Months to invest 90% of amount available for investment	13	37

NOTES TO TABLE I

(1)	Amounts included herein relate to proceeds raised and invested pursuant to Strategic Storage Growth Trust, Inc.’s (“SSGT”) Private Offering, which was terminated on January 16, 2015.
(2)	Amounts included herein relate to proceeds raised and invested pursuant to Strategic Storage Trust II, Inc.’s (“SST II”) initial public offering, which closed on January 9, 2017. Additionally, amounts included herein relate to amounts reinvested pursuant to the related distribution reinvestment plan, but do not include any amounts related to SST II’s Registration Statement on Form S-3 for its distribution reinvestment plan offering filed with the SEC on November 30, 2016.

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED)

This table sets forth the compensation paid to affiliates of SmartStop Asset Management for Prior Real Estate Programs for which the offerings have closed in the most recent three years ended January 31, 2017. The table includes compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs. The Prior Real Estate Programs for which information is presented below has a similar or identical investment objective to this program.

	Strategic Storage Growth Trust, Inc.(1)	Strategic Storage Trust II, Inc.(13)
Date offerings commenced	June 17, 2013	January 10, 2014
Dollar amount raised	$7,842,444	$566,016,179
Amount paid or payable to sponsor from proceeds of offering:
Selling commissions(2)	$530,368	$38,265,973
Stockholder servicing fees(3)	—	$3,258,575
Dealer manager fees(4)	$227,300	$11,278,002
Offering expenses(5)	$917,812	$2,589,745
Acquisition costs
Acquisition fees(6)	$193,500	$13,189,521
Acquisition expenses(7)	$295,160	$1,678,212
Other(8)	$11,250	$129,893
Dollar amount of cash generated from operations before deducting payments to sponsor	$4,348,614	$22,138,956
Amounts paid or payable to sponsor from operations:
Property management fees(9)	$1,011,855	$4,059,284
Asset management fees(10)	$633,525	$3,858,857
Reimbursements(11)	$1,849,234	$3,337,769
Debt issuance costs	$532,610	$655,879
Dollar amount of property sales and refinancing before deducting payments to sponsor(12)
Cash	—	—
Notes	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—
Real estate commissions	—	—
Other	—	—

NOTES TO TABLE II

(1)	The offering related amounts included herein relate solely to SSGT’s Private Offering, as such offering closed in the last three years. The other (non-offering) amounts necessarily relate to the entire SSGT program through December 31, 2016.
(2)	Represents selling commissions paid to the dealer manager, an affiliate of SmartStop Asset Management, all of which was reallowed to participating broker-dealers.
(3)	For SST II, such amount includes approximately $3.3 million of stockholder servicing fees accrued at the time of the sale related to the broker-dealers for the estimated stockholder servicing fees to be paid. Such fees are paid on an ongoing basis, payable monthly and accrue to the broker-dealers daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares sold in the Primary Offering. Such fees will cease to be paid on the occurrence of the earlier of (i) the date SST II lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or disposes of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of both Class A Shares and Class T Shares in its Primary Offering (i.e., excluding proceeds from sales pursuant to its distribution reinvestment plan), which calculation shall be made by SST II with the assistance of its dealer manager commencing after the termination of the Primary Offering; (iii) the fifth anniversary of the last day of the fiscal quarter in which its Primary Offering (i.e., excluding its distribution reinvestment plan offering) terminates; and (iv) the date that such Class T Share is redeemed or is no longer outstanding.
(4)	Represents amounts paid to the dealer manager, a portion of which was reallowed to participating broker-dealers.
(5)	Represents direct costs of the offering, paid to an affiliate of SmartStop Asset Management. Such costs include reimbursable costs of the program’s advisor and third party costs originally paid by the program’s advisor and were subsequently reimbursed by the program. In addition to such costs, direct costs of the offering paid by SSGT and SST II directly to third parties for offering costs totaled approximately $60,000 and $2.3 million, respectively.
(6)	Represents acquisition fees incurred by the program and paid to its advisor.
(7)	Represents acquisition related reimbursable costs paid to the program’s advisor. In addition to such costs, acquisition related costs paid directly by SSGT and SST II to third parties totaled approximately $103,000 and $3.9 million, respectively.
(8)	Represents set-up fees paid to an affiliated property manager of $3,750 per property.
(9)	Property management fees paid by SSGT and SST II included approximately $0.6 million and $2.5 million, respectively, of fees paid to the sub-property manager of its properties.
(10)	Represents asset management fees paid to the program’s advisor.
(11)	Represents general and administrative costs, paid to the program’s advisor and its affiliates. Such costs include reimbursable costs of the program’s advisor (and its affiliates) and third party costs originally paid by the program’s advisor and its affiliates and subsequently reimbursed by the program.

(12)	Each program has had activity relating to these line items. However, no fees were paid to affiliates of SmartStop Asset Management in connection therewith. As such, including any related data is not meaningful and has therefore been omitted.
(13)	The amounts included herein relate solely to SST II’s initial public offering, as such offering closed in the last three years. The other (non-offering) amounts necessarily relate to the entire SST II program through December 31, 2016.

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored or co-sponsored by affiliates of SmartStop Asset Management, the offerings of which have closed in the most recent five years ended January 31, 2017. The information relates only to programs with investment objectives similar to this program. Unless otherwise indicated, all amounts are as of and for the year ended December 31 for the year indicated.

	SmartStop Self Storage, Inc. September 2013(5)
	2011	2012	2013	2014	2015(6)
Summary Operating Results
Total revenue	$49,396,078	$66,610,504	$83,134,941	$98,258,777	$81,179,907
Operating expenses(1)	$19,402,185	$25,878,556	$28,350,412	$32,184,194	$28,125,286
Operating income (loss)	$(9,215,789)	$666,700	$13,364,810	$23,693,247	$19,871,845
Interest expense	$13,190,660	$21,280,225	$20,793,096	$19,769,033	$18,770,023
Depreciation and amortization(2)	$23,358,509	$25,802,368	$25,509,526	$25,736,954	$19,282,516
Net income (loss) — GAAP basis	$(21,834,237)	$(19,015,142)	$(7,445,198)	$4,812,320	$5,684,691
Summary of Statement of Cash Flows
Net cash flows provided by operating activities	$2,838,807	$9,550,340	$19,306,141	$29,522,028	$31,150,028
Net cash flows used in investing activities	$(206,361,756)	$(95,632,616)	$(76,314,511)	$(61,173,375)	$(65,062,641)
Net cash flows provided by financing activities	$210,297,834	$86,814,473	$82,686,294	$7,081,551	$37,362,456
Amount and Source of Distributions
Total distributions paid in cash to common stockholders	$12,311,945	$15,831,397	$19,275,189	$21,448,979	$26,045,251
Distribution Data Per $1,000 invested(3)
Total distributions paid in cash to common stockholders	$43.43	$39.83	$38.27	$42.56	$51.69
From operations	$10.01	$24.03	$38.27	$42.56	$51.69
From offering proceeds	$33.42	$15.80	$—	$—	$—
Summary Balance Sheet
Total assets	$550,434,267	$631,235,662	$723,279,503	$745,423,361	$797,700,492
Total liabilities	$342,035,731	$371,174,593	$406,300,597	$441,242,630	$516,291,778
Redeemable equity	$2,807,837	$3,960,664	—	—	—
Common equity	$205,590,699	$256,100,405	$316,978,906	$304,180,731	$281,408,714
Estimated per share value(4)	N/A	$10.79	$10.79	$10.81	$13.75	(6)

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—CONTINUED

	Strategic Storage Growth Trust, Inc. January 2015(8)
	2014	2015	2016
Summary Operating Results
Total revenue	$665,135	$4,857,407	$9,313,759
Operating expenses(1)	$287,724	$2,205,173	$4,016,072
Operating loss	$(1,219,938)	$(2,350,689)	$(1,857,951)
Interest expense	$219,071	$1,026,798	$2,057,428
Depreciation and amortization(2)	$438,319	$2,107,159	$3,298,559
Net loss — GAAP basis	$(1,435,635)	$(3,375,721)	$(3,955,374)
Summary of Statement of Cash Flows
Net cash flows (used in) provided by operating activities	$(598,022)	$(672,711)	$167,590
Net cash flows used in investing activities	$(20,172,479)	$(44,311,649)	$(29,988,936)
Net cash flows provided by financing activities	$25,068,799	$47,084,108	$26,923,887
Amount and Source of Distributions
Total distributions paid in cash to common stockholders	$—	$5,983	$576,046
Distribution Data Per $1,000 invested(3)
Total distributions paid in cash to common stockholders	$—	$0.23	$5.42
From operations	$—	$—	$1.58
From offering proceeds	$—	$0.23	$3.84
Summary Balance Sheet
Total assets	$24,967,883	$69,929,708	$93,937,975
Total liabilities	$11,964,177	$40,644,751	$15,278,591
Redeemable equity	$—	$10,706	$1,086,603
Preferred equity	$9,908,304	$15,884,852	$—
Common equity	$3,095,402	$13,389,399	$77,572,781
Estimated per share value(7)	N/A	$10.05	$11.56

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—CONTINUED

	Strategic Storage Trust II, Inc. January 2017(10)
	2013	2014	2015	2016
Summary Operating Results
Total revenue	$—	$465,345	$17,905,699	$45,431,146
Operating expenses(1)	$—	$167,434	$6,754,391	$15,976,950
Operating loss	$—	$(2,256,865)	$(5,076,880)	$(14,910,503)
Interest expense	$—	$104,720	$3,828,231	$10,906,668
Depreciation and amortization(2)	$—	$252,680	$9,110,398	$22,078,280
Net loss — GAAP basis	$—	$(2,361,585)	$(8,937,541)	$(26,103,609)
Summary of Statement of Cash Flows
Net cash flows used in operating activities	$—	$(334,442)	$(1,252,240)	$(1,587,221)
Net cash flows used in investing activities	$—	$(13,688,652)	$(140,865,350)	$(510,295,408)
Net cash flows provided by financing activities	$201,000	$20,353,246	$163,690,908	$498,943,670
Amount and Source of Distributions
Total distributions paid in cash to common stockholders	$—	$158,037	$1,497,802	$11,358,337
Distribution Data Per $1,000 invested(3)
Total distributions paid in cash to common stockholders	$—	$9.01	$7.11	$21.16
From operations	$—	$—	$—	$—
From offering proceeds	$—	$9.01	$7.11	$21.16
Summary Balance Sheet
Total assets	$201,000	$35,050,649	$193,446,828	$752,553,611
Total liabilities	$—	$18,568,923	$26,371,397	$331,209,006
Redeemable equity	$—	$73,514	$1,223,483	$10,711,682
Preferred equity	$—	$5,028,115	$—	$—
Common equity	$201,000	$11,380,097	$165,851,948	$410,632,923
Estimated per share value(9)	N/A	N/A	$10.09	$10.22

NOTES TO TABLE III

(1)	Operating expenses include the ongoing operating costs, excluding the costs separately detailed in the tables.
(2)	Depreciation of real property is calculated on the straight-line method over estimated useful lives ranging primarily from 5 to 35 years. The fair value of in-place leases upon the acquisition of a property is amortized over the estimated future benefit period.
(3)	Distribution data was calculated based on the gross proceeds invested as of the end of each respective period shown. Distributions in excess of cash flow from operations were funded from offering proceeds.
(4)	On April 2, 2012, the board of directors of SmartStop Self Storage, Inc. (“SmartStop Self Storage”) approved a net asset valuation of $10.79 per share as of December 31, 2011. On September 5, 2014, SmartStop Self Storage’s board of directors approved a net asset valuation of $10.81 per share, calculated as of June 30, 2014. For the purposes of calculating these estimated net asset values per share, an independent third party appraiser valued SmartStop Self Storage’s properties.
(5)	SmartStop Self Storage closed its Follow-on Offering on September 22, 2013.
(6)	The 2015 results are presented as of and for the nine months ended September 30, 2015. On October 1, 2015, Extra Space Storage, Inc. (“Extra Space”) acquired SmartStop Self Storage by way of merger. At the effective time of the merger, each share of common stock of SmartStop Self Storage was converted into the right to receive $13.75 in cash.
(7)	On April 8, 2016, SSGT’s board of directors approved a net asset valuation of $10.05 per share as of December 31, 2015. On April 13, 2017, SSGT’s board of directors approved a net asset valuation of $11.56 per share as of December 31, 2016. For the purposes of calculating these estimated net asset values per share, an independent third party appraiser valued SSGT’s properties.
(8)	SSGT terminated its Private Offering on January 16, 2015.
(9)	On April 8, 2016, SST II’s board of directors approved a net asset valuation of $10.09 per share as of December 31, 2015. On April 13, 2017, SST II’s board of directors approved a net asset valuation of $10.22 per share as of December 31, 2016. For the purposes of calculating these estimated net asset values per share, an independent third party appraiser valued SST II’s properties.
(10)	SST II terminated its initial public offering on January 9, 2017.

TABLE IV

RESULTS OF COMPLETED PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

This table sets forth summary information on the results of Prior Real Estate Programs that completed operations during the previous five years ended January 31, 2017. The information relates only to programs with investment objectives similar to this program.

Program Name	USA Hawaii Self Storage, LLC(1)	Madison County Self Storage, DST(2)		Southwest Colonial, DST(3)		USA SF Self Storage, DST(4)		SmartStop Self Storage, Inc.(5)
Date of closing of offering	3/21/2006	10/3/2007		10/8/2008		3/29/2007		9/22/2011 and 9/22/2013
Duration of offering (in months)	2.6	2.1		7.4		6.0		42.0 and 24.0
Date program terminated	N/A	12/28/2012		11/1/2013		2/25/2014		10/1/2015
Dollar amount raised	$6,100,000	$4,500,000		$11,000,000		$12,094,000		$541,542,664
Annualized return on investment	N/A	4.2	%(6)	4.3	%(6)	0.52	%(6)	15.3	%(6)
Annual median leverage	74%	70%		68%		55%		56%

NOTES TO TABLE IV

(1)	The mortgage loan on USA Hawaii Self Storage, LLC went into default and a receiver was appointed to manage the property in May 2012. The property was sold pursuant to the foreclosure in August 2014.
(2)	Madison County Self Storage, DST was acquired by SmartStop Self Storage on December 28, 2012.
(3)	Southwest Colonial, DST was acquired by SmartStop Self Storage on November 1, 2013.
(4)	USA SF Self Storage, DST was acquired by SmartStop Self Storage on February 25, 2014.
(5)	SmartStop Self Storage merged into Extra Space on October 1, 2015.
(6)	Annualized return on investment was calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors, multiplied by (c) the number of years from the initial receipt of offering proceeds from a third party investor to the liquidity event. As applicable, the aggregate amount distributed to investors includes distributions paid in cash and any operating partnership units issued upon acquisition by SmartStop Self Storage.

TABLE V

SALES OR DISPOSALS OF PROPERTIES FOR PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following table sets forth sales or other disposals of properties by Prior Real Estate Programs during the most recent three years ended January 31, 2017. The information relates only to programs with investment objectives similar to this program.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash received Net of Closing Costs		Mortgage Balance at Time of sale	Purchase Money Mortgage Taken Back by Program	Adjustments resulting from application of GAAP	Total
USA SF Self Storage, DST(1)	12/21/2006	2/25/2014	$9,418,824	(2)	$10,245,863	—	—	$19,664,687

Cost of Properties Including Closing and Soft Costs

Property	Original Mortgage Financing		Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
USA SF Self Storage, DST	$16,000,000	(3)	$6,022,974	$22,022,974	$2,928,115

NOTES TO TABLE V

(1)	The remaining interests in USA SF Self Storage, DST were acquired by SmartStop Self Storage during January and February of 2014 increasing their ownership to approximately 98.0%. The remaining non-controlling interests were acquired by September of 2015.
(2)	In addition to the cash received at closing, non-cash consideration in the form of units in the operating partnership of SmartStop Self Storage, with a GAAP value of approximately $2,652,000, was included as part of the acquisition.
(3)	Amount includes approximately $5,500,000 in proceeds from a bridge loan that was used to fund the purchase of the property until the offering was completed.